UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
Wintrust Financial Corporation

(Name of Registrant as Specified In Its Charter)
N/A

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WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2011
To the Shareholders of Wintrust Financial Corporation:
          You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at the Deer Path Inn, 255 East Illinois Road, Lake Forest, IL 60045, on Thursday, May 26, 2011, at 10:00 a.m. local time, for the following purposes:
          1. To elect the thirteen nominees for director named in this Proxy Statement to hold office until the 2012 Annual Meeting of Shareholders;
          2. To consider a proposal to amend the Company’s 2007 Stock Incentive Plan to (i) add an additional 2,860,000 shares of common stock to the number of shares that may be offered under the plan, and (ii) reapprove the material terms of the performance measures for the 2007 Plan, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended;
          3. To consider an advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in the Company’s accompanying Proxy Statement for the 2011 Annual Meeting of Shareholders;
          4. To consider an advisory (non-binding) proposal to determine whether the shareholder advisory vote to approve executive compensation (Item 3 above) should occur every one, two or three years;
          5. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year 2011; and
          6. To transact such other business as may properly come before the meeting and any adjournment thereof.
          The Record Date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on April 4, 2011. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by either completing your proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.
By order of the Board of Directors,

David A. Dykstra
Secretary
April 28, 2011
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT
THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

About the Meeting	1
Proposal No. 1 — Election of Directors	6
Proposal No. 2 — Approval of an Amendment to the 2007 Stock Incentive Plan and Re-Approval of Performance Measures Available Under the 2007 Stock Incentive Plan	11
Proposal No. 3 — Advisory Vote on 2010 Executive Compensation	19
Proposal No. 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	20
Board of Directors, Committees and Governance	21
Executive Officers of the Company	28
Executive Compensation	30
Compensation Committee Report	45
2010 Summary Compensation	48
2010 Grants of Plan-Based Awards	50
2010 Outstanding Equity Awards at Fiscal Year-End	52
2010 Option Exercises and Stock Vested	53
2010 Nonqualified Deferred Compensation	53
Potential Payments Upon Termination or Change of Control	54
Director Compensation	60
Security Ownership of Certain Beneficial Owners, Directors and Management	63
Related Party Transactions	64
Section 16(a) Beneficial Ownership Reporting Compliance	65
Report of the Audit Committee	66
Proposal No. 5 — Ratification of Independent Registered Public Accounting Firm	67
Audit and Non-Audit Fees Paid	67
Shareholder Proposals	68
Other Business	68

WINTRUST FINANCIAL CORPORATION
727 North Bank Lane
Lake Forest, Illinois 60045
PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 26, 2011
          These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2011 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This Proxy Statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being mailed to shareholders on or about April 28, 2011.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
          At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the thirteen nominees for Director named in this Proxy Statement, a proposal to amend the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), an advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in this Proxy Statement, an advisory (non-binding) proposal to determine whether the shareholder advisory vote to approve executive compensation should occur every one, two or three years, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2011.
Who may vote at the Annual Meeting?
          Only record holders of the Company’s common stock, no par value per share (the “Common Stock”) as of the close of business on April 4, 2011 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 34,945,852 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote.
What constitutes a quorum?
          The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Company Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How do I submit my vote?
          If you are a shareholder of record, you can vote by:
•	attending the Annual Meeting;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting www.istshareholderservices.com, clicking on “Shareholder Services,” clicking on “Internet Voting” and following the instructions on the screen.
          The deadline for voting by telephone or on the Internet is 11:59 p.m. Central Time on May 24, 2011.

What do I do if I hold my shares through a broker, bank or other nominee?
          If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.
Can I change my vote after I return my proxy card?
          Yes. If you are a shareholder of record, you may change your vote by:
•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to the Company’s Secretary by mail at 727 North Bank Lane, Lake Forest, Illinois 60045.
          If you vote other than by phone or Internet, you may change your vote at any time before the actual vote. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Central Time on May 24, 2011. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
          The Company’s tabulator, IST Shareholder Services, will count the votes.
Will my vote be kept confidential?
          Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
          The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $5,000 plus expenses.
What are my voting choices when voting for the election of Directors?
          With respect to each Director nominee, shareholders may:
(a) Vote FOR (in favor of) such nominee; or
(b) WITHHOLD authority to vote for such nominee.
What are my voting choices when voting on the proposal to amend the Company’s 2007 Plan to (i) increase the number of shares that may be offered under the plan by 2,860,000, and (ii) re-approve the material terms of the performance measures for the 2007 Plan, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)?
          Shareholders may:
(a) Vote FOR the proposal;
(b) Vote AGAINST the proposal; or
(c) ABSTAIN from voting on the proposal.

What are my voting choices when voting on the advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in this Proxy Statement?
          Shareholders may:
(a) Vote FOR the proposal;
(b) Vote AGAINST the proposal; or
(c) ABSTAIN from voting on the proposal.
What are my voting choices when voting on the advisory (non-binding) proposal to determine whether the shareholder advisory vote to approve the Company’s executive compensation should occur every one, two or three years?
          Shareholders may:
(a) Vote for holding an advisory (non-binding) vote to approve the Company’s executive compensation every ONE year;
(b) Vote for holding an advisory (non-binding) vote to approve the Company’s executive compensation every TWO years;
(c) Vote for holding an advisory (non-binding) vote to approve the Company’s executive compensation every THREE years; or
(d) ABSTAIN from voting on the proposal.
What are my voting choices when voting on the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011?
          Shareholders may:
(a) Vote FOR the ratification;
(b) Vote AGAINST the ratification; or
(c) ABSTAIN from voting on the ratification.
What are the Board’s recommendations?
          The Board recommends a vote:
•	FOR the election of the thirteen Director nominees named in this Proxy Statement;

•	FOR the proposal to amend the Company’s 2007 Plan to (i) increase the number of shares that may be offered under the plan by 2,860,000, and (ii) re-approve the material terms of the performance measures for the 2007 Plan, in accordance with Section 162(m) of the Code;

•	FOR the advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in this Proxy Statement;

•	FOR the advisory (non-binding) proposal to hold an advisory vote to approve the Company’s executive compensation every year; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.
How will my shares be voted if I sign, date and return my proxy card?
          If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:
•	FOR the election of the thirteen Director nominees named in this Proxy Statement;

•	FOR the proposal to amend the Company’s 2007 Plan to (i) increase the number of shares that may be offered under the plan by 2,860,000, and (ii) re-approve the material terms of the performance measures for the 2007 Plan, in accordance with Section 162(m) of the Code;

•	FOR the advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in this Proxy Statement;

•	FOR the advisory (non-binding) proposal to hold an advisory vote to approve the Company’s executive compensation every year; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.
          With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
          A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on the ratification of the appointment of Ernst & Young LLP.
          Brokers who have not received instructions from their customers would not be permitted to vote on the following proposals:
•	To elect the thirteen Director nominees named in this Proxy Statement;

•	To amend the Company’s 2007 Plan to (i) increase the number of shares that may be offered under the plan by 2,860,000, and (ii) re-approve the material terms of the performance measures for the 2007 Plan, in accordance with Section 162(m) of the Code;

•	The advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in this Proxy Statement; and

•	The advisory (non-binding) proposal to hold an advisory vote to approve the Company’s executive compensation every year.
          We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.
How will abstentions or withheld votes be treated?
          If you vote to abstain or withhold authority to vote, your shares will be counted as present to determine whether or not we have a quorum at the Annual Meeting. If you withhold authority to vote for one or more of the nominees for director, this will have the same effect as a vote against such nominee.
          If you abstain from voting on the following proposals, your abstention will have the same effect as a vote against such proposal:
•	To amend the Company’s 2007 Plan to (i) increase the number of shares that may be offered under the plan by 2,860,000, and (ii) re-approve the material terms of the performance measures for the 2007 Plan, in accordance with Section 162(m) of the Code;

•	The advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in this Proxy Statement; and

•	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.

          If you abstain from voting on the advisory (non-binding) proposal to hold an advisory vote to approve the Company’s recommendation to approve executive compensation every year, your abstention will have no effect on the frequency that is selected by shareholders.
What vote is required to elect Directors at the Annual Meeting?
          Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.
What vote is required to amend the Company’s 2007 Plan to (i) increase the number of shares that may be offered under the plan by 2,860,000, and (ii) re-approve the material terms of the performance measures for the 2007 Plan, in accordance with Section 162(m) of the Code?
          The approval of the amendment to the 2007 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.
What vote is required to approve the advisory (non-binding) proposal approving the Company’s 2010 executive compensation as described in this Proxy Statement?
          The approval of the advisory (non-binding) proposal on the Company’s 2010 executive compensation described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.
What vote is required to approve the advisory (non-binding) proposal to determine whether the shareholder advisory vote to approve the Company’s executive compensation should occur every one, two or three years?
          The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Company as the shareholders’ recommendation as to the frequency of future advisory votes to approve the Company’s executive compensation. Abstentions will have no effect on the frequency that is selected by shareholders.
What vote is required to ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011?
          Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.
What if other matters come up during the Annual Meeting?
          If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.
          Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on May 26, 2011:
This Proxy Statement and the 2010 Annual Report on Form 10-K are Available at:
https://materials.proxyvote.com/97650W

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
          The Company’s Board of Directors is comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. At the Annual Meeting, you will elect 13 individuals to serve on the Board of Directors until the next Annual Meeting. The Board of Directors, acting pursuant to the recommendation of the Nominating and Corporate Governance Committee, has nominated each Director standing for election. All of the nominees currently serve as Directors. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.
          The following sections set forth the names of the Director nominees, their ages, a brief description of their recent business experience, including recent occupation and employment, certain directorships held by each, certain experiences, qualifications, attributes and skills, and the year in which they became Directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below.
          The Company’s main operating subsidiaries include Advantage Bank, Barrington Bank, Beverly Bank, Chicago Trust Company, Crystal Lake Bank, First Insurance Funding, Hinsdale Bank, Lake Forest Bank, Libertyville Bank, North Shore Bank, Northbrook Bank, Old Plank Trail Community Bank, State Bank of The Lakes, St. Charles Bank, Tricom, Town Bank, Village Bank, Wayne Hummer Investments, Wheaton Bank, Wintrust Information Technology Services, Wintrust Capital Management and Wintrust Mortgage Company. The Chicago Trust Company, Wayne Hummer Investments and Wintrust Capital Management are collectively referred to herein as Wintrust Wealth Management.
Nominees to Serve as Directors until the 2012 Annual Meeting of Shareholders
          Peter D. Crist (59), Director since 1996. Mr. Crist has served as the Company’s Chairman since 2008. Mr. Crist founded Crist Kolder Associates, an executive recruitment firm which focuses on chief executive officer and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He also serves as a director and chairman of the compensation committee of Northwestern Memorial Hospital and as a director of Northwestern Memorial HealthCare. Mr. Crist is a Director of Hinsdale Bank.
          Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as an executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as a member of the compensation committee of Northwestern Memorial Hospital. In addition, Mr. Crist’s experience as a director of a Hinsdale Bank gives him valuable insight into the Company’s banking operations.
          Bruce K. Crowther (59), Director since 1998. Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as a member of the board of directors of the Max McGraw Wildlife Foundation. Mr. Crowther is a Director of Barrington Bank.
          Mr. Crowther’s experience as President and Chief Executive officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates provides him with insight into the challenges of leading a large and complex organization in the greater Chicago area and an understanding of the operation and management of a large business. In addition, Mr. Crowther’s experience as a director of Barrington Bank gives him valuable insight into the Company’s banking operations.

          Joseph F. Damico (57), Director since 2005. Mr. Damico is a founding partner and Co-Chairman of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President & Chief Operating Officer of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply and serves as a Director of Northwestern Memorial Hospital and James Madison University. Mr. Damico is an advisory Director of Libertyville Bank.
          Mr. Damico’s experience in senior leadership positions with Cardinal Health, Allegiance, Baxter International, and American Hospital Supply provides him with knowledge of the issues faced by large and complex businesses. In addition, his experience as Co-Chairman of RoundTable Healthcare Partners provides him with insight into issues faced by entrepreneurial companies. His experience as a corporate director also provides him with knowledge of the operations of various boards of directors. Mr. Damico’s experience as an advisory director of Libertyville Bank gives him valuable insight into the Company’s banking operations.
          Bert A. Getz, Jr. (43), Director since 2001. Mr. Getz joined Globe Corporation in 1991 and serves as Director and Co-Chief Executive Officer. He is also President of Globe Development Corporation (a wholly-owned real estate development subsidiary of Globe Corporation), an Officer and Director of Globe Management Company, and Chairman of the Investment Committee for Globe Investment Company, LP. Additionally, Mr. Getz is a Director of the Globe Foundation, the National Historical Fire Foundation and Children’s Memorial Hospital, and is a Trustee of the Chicago Zoological Society at Brookfield Zoo, The Lawrenceville School and North Shore Country Day School. Mr. Getz serves as a Director of Libertyville Bank, Wintrust Capital Management, Wayne Hummer Investments and The Chicago Trust Company.
          Mr. Getz’s experience in real estate investment and development, through Globe Corporation and its affiliates, provides him with knowledge of the real estate market in the Chicago area, which affects numerous aspects of the Company’s business, particularly the Company’s lending operations. In addition, Mr. Getz’s experience as a real estate developer provides insight into the operation of credit-intensive businesses. His experience as a director of various corporate and non-profit boards provide him with knowledge of the concerns of various constituencies of the Company. As a result of his financial experience, Mr. Getz qualifies as a financial expert for purposes of rules governing audit committees. In addition, Mr. Getz’s experience as a director of Libertyville Bank and Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.
          H. Patrick Hackett, Jr. (59), Director since 2008. Mr. Hackett is the Principal of HHS Co., a real estate development and management company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He serves on the board of First Industrial Realty Trust, Inc. (NYSE) and is a director of North Shore Bank.
          Mr. Hackett’s experience as Principal of HHS Co. provides him with knowledge of the real estate market in the Chicago area, a market which impacts not only the value of collateral pledged to the Company, but also affects demand for the Company’s lending products. In addition, Mr. Hackett’s 25 years of experience reviewing and analyzing commercial real estate investments for registered investment advisors provides him with knowledge of financial analysis and modeling of commercial real estate transactions as well as the investment committee process. Mr. Hackett’s experience as a director of North Shore Bank gives him valuable insight into the Company’s banking operations.
          Scott K. Heitmann (62), Director since 2008. Mr. Heitmann, retired for the past six years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as a member of the board of The Illinois Chapter of The Nature Conservancy, and as an Advisory Director of Boys Hope Girls Hope of Illinois. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a Director of North Shore Bank, Wintrust Capital Management, Wayne Hummer Investments and The Chicago Trust Company.

          Mr. Heitmann’s experience in the banking industry, including service in executive leadership roles at LaSalle Bank and Standard Federal Bank, provide him with knowledge of the financial services business, generally, and the business of community banking, in particular. His experience as a former bank lender also provides insight into the Company’s community banking business. In addition, his experience with LaSalle Bank’s various predecessors provides him with insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. As a result of his financial experience, Mr. Heitmann qualifies as a financial expert for purposes of rules governing audit committees. Mr. Heitmann’s experience as a director of North Shore Bank and Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.
          Charles H. James III (52), Director since 2008. Mr. James is the Chairman and Chief Executive Officer of C.H. James & Co., an investment holding company with interests in wholesale food distribution businesses, and is Managing Owner of C.H. James Restaurant Holdings LLC, which owns quick service restaurants. From 2001 to 2003 Mr. James served as Chairman of the Board and Chief Executive Officer of PrimeSource Foodservice Equipment, Inc., a food service equipment and supplies distributor that specializes in servicing quick service restaurant chains and multi-unit operators. Mr. James also serves on the board of directors of Summit Housing Partners, Morehouse College, and the Children’s Memorial Hospital. Mr. James is a Director of Lake Forest Bank.
          Mr. James’s experience as Chairman and Chief Executive Officer of C.H. James & Co. and Managing Owner of C.H. James Restaurant Holdings provides him with knowledge of businesses engaged in both wholesale distribution and consumer sales, each an important segment of the Company’s customer base. As a chief executive, Mr. James also brings substantial operational and management experience to the Board. In addition, Mr. James’ experience as a director of Lake Forest Bank gives him valuable insight into the Company’s banking operations.
          Albin F. Moschner (58), Director since 1996. Mr. Moschner is currently a consultant in the wireless industry and recently retired from the position of Executive Vice President and Chief Operating Officer of Leap Wireless. He joined Leap Wireless in 2004 as the Chief Marketing Officer. In the eight years prior to joining Leap Wireless, Mr. Moschner held executive positions in both early stage and corporate, internet and telecommunications companies as President of Verizon Card Services, President and Chief Executive Officer of One Point Services and Vice-Chairman of Diba, Inc. Mr. Moschner also served as Director, Chief Operating Officer and President and Chief Executive Officer of Zenith Electronics, Glenview, Illinois, from 1991 to 1996.
          Mr. Moschner’s experience as President and Chief Executive Officer of Zenith Electronics provides him with insight into the management of a public company. Mr. Moschner’s experience in the telecommunications industry also provides him with insight into the challenges and opportunities of businesses undergoing secular change. As a result of his financial experience, Mr. Moschner qualifies as a financial expert for purposes of rules governing audit committees.
          Thomas J. Neis (62), Director since 1999. Mr. Neis is the owner of Neis Insurance Agency, Inc., QR Insurance Agency and Pachini Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance Brokerage Inc., marketing insurance products to insurance agencies. Through QR Insurance Agency, he provides insurance consulting for banking and financial institutions. Mr. Neis is a member of the Board of Trustees of Illinois Wesleyan University, where he serves on its Audit, Investment and Business Affairs committees. In addition, Mr. Neis is a member of the university’s national alumni board and served as past president of the university’s Chicago Alumni Board. He also founded and chaired the Crystal Lake Sister City organization with Holtzgerlingen, Germany and has been active in several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.
          Mr. Neis has experience in the insurance industry, which, through the Company’s premium finance receivable financing business, impacts a substantial and growing portion of the Company’s business. Through his insurance businesses, Mr. Neis also has experience operating in an industry with multiple layers of regulation. In addition, Mr. Neis’ experience as a director of Crystal Lake Bank gives him valuable insight into the Company’s banking operations.
          Christopher J. Perry (55), Director since 2009. Mr. Perry is currently a partner at CIVC Partners LLC, a private equity investment firm which he joined in 1994 after leading Continental Bank’s Mezzanine Investments and Structured Finance groups. Prior to joining Continental in 1985, he served as a Vice President in the Corporate Finance Department of the Northern Trust Company. He has been in the financial services industry for the past 25 years. During his time at CIVC Partners, he has served on the boards of over a dozen public and private companies. He serves as chairman of the Board of Trustees for Cristo Rey Jesuit High School and serves on the

Executive Committee of Loyola Academy. Mr. Perry previously served as a director of Wintrust from 2001 to 2002. An affiliate of CIVC Partners LLC owns all of Wintrust’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, as described under “Related Party Transactions.”
          Mr. Perry’s role as a partner of CIVC Partners gives him insight into a broad range of privately held companies across a number of industries, including financial services. In addition, his experience as a leader at CIVC, Continental Bank’s Mezzanine Investments Group and Structured Finance Group gives him insight into complex capital structures, financial instruments and all aspects of transactions. Mr. Perry’s over two decades of experience in the financial services industry have given him considerable experience in many aspects of the industry during several credit and economic cycles.
          Hollis W. Rademacher (75), Director since 1996. Mr. Rademacher is self-employed as a business consultant and private investor. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is also a director of Schawk, Inc. (NYSE), a provider of prepress graphics for the packaging industry. Mr. Rademacher currently serves as a Director of each of the Company’s main operating subsidiaries except for Beverly Bank, Old Plank Trail Community Bank, St. Charles Bank, Town Bank, Wheaton Bank, Wintrust Information Technology Services, Wintrust Capital Management, Wayne Hummer Investments, The Chicago Trust Company and Wintrust Mortgage Corporation.
          Mr. Rademacher’s experience as a credit officer and chief financial officer of Continental Bank provide insight into the credit decision-making process, one of the Company’s core competencies. In addition, as noted above, Mr. Rademacher is a member of the board of most of the Company’s bank subsidiaries for which, in most cases, he serves as chair of such bank’s credit or risk management committee. As such, Mr. Rademacher has substantial experience with the Company’s banking business, including the management of the risks of that business. In addition, Mr. Rademacher’s experience as director of various publicly-traded companies provides him with knowledge of board operations. In addition, Mr. Rademacher’s experience as a director of Wintrust Wealth Management gives him valuable insight into the Company’s brokerage, investment advisory, and trust services operations.
          Ingrid S. Stafford (57), Director since 1998. Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Financial Operations and Treasurer. Ms. Stafford is a trustee of the Board of Pensions of the Evangelical Lutheran Church in America, where she serves on its Executive, Finance and Nominating Committees and is Chair of its Audit Committee. She also serves on the investment committee of Wittenberg University and the investment and audit committees of the Evanston Community Foundation. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001-2005. Ms. Stafford is a Director of North Shore Bank.
          Ms. Stafford’s experience as Associate Vice President for Financial Operations and Treasurer of Northwestern University provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. She serves in a management support role to its Board of Trustees’ Audit, Finance and Investment Committees. In addition, as a member of the investment committees of Wittenberg University and the Evanston Community Foundation, she has experience with investment strategy and asset allocation. She also has concurrent experience as an audit committee member of the Board of Pensions of the Evangelical Lutheran Church in America and the Evanston Community Foundation. As a result of her financial experience, Ms. Stafford qualifies as a financial expert for purposes of rules governing audit committees. In addition, Ms. Stafford’s experience as a director of North Shore Bank gives her valuable insight into the Company’s banking operations.
          Edward J. Wehmer (57), Director since 1996. Mr. Wehmer, a founder of the Company, has served since May 1998 as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as an Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company. He also serves as a director of Northwestern Lake Forest Hospital and the Catholic Extension Society, on the audit committee of Northwestern Memorial Health Care, as a trustee for Children’s Memorial

Hospital and Foundation, as a member of the advisory board of the Farmer School of Business of Miami University, and on the Finance Board and the School Board of the Archdiocese of Chicago.
          Mr. Wehmer is the only member of the Board who is also a manager of the Company. As such, he provides the views of the management of the Company and substantial insight into the operations of the Company. As an employee of the Company since its inception, he also provides historical context for the Board’s discussions.
Required Vote
          Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL NO. 2 — APPROVAL OF AN AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN AND RE-APPROVAL OF PERFORMANCE MEASURES AVAILABLE UNDER THE 2007 STOCK INCENTIVE PLAN
General
          The Wintrust Financial Corporation 2007 Stock Incentive Plan was adopted by the Board of Directors on November 9, 2006 and became effective when it was approved by shareholders on January 9, 2007. The 2007 Plan was amended and restated by the Board of Directors as of October 22, 2007 and April 6, 2009 and approved by shareholders on May 28, 2009. In December 2010, the Compensation Committee of the Board of Directors amended the 2007 Plan to require a “double trigger” for the accelerated vesting of awards in the event of certain change of control transactions. At their meeting on April 11, 2011, the Compensation Committee recommended and the Board of Directors approved, subject to shareholder approval at the Annual Meeting, an amendment to the 2007 Plan (the “2007 Plan Amendment”) that would increase the number of shares authorized for issuance or delivery pursuant to awards granted under the 2007 Plan by 2,860,000 shares of the Company’s Common Stock.
          In addition to the above-described change made by this amendment, the Company is also requesting that the Company’s shareholders reapprove the material terms of the performance measures for the 2007 Plan in accordance with Section 162(m) of the Code.
Purpose of the 2007 Plan
          The 2007 Plan is intended to provide the Company with the ability to provide market-responsive, stock-based incentives and other rewards for employees and directors of the Company and its subsidiaries and consultants to the Company and its subsidiaries that (i) provide such employees, directors and consultants a stake in the growth of the Company and (ii) encourage them to continue in the service of the Company and its subsidiaries.
          The 2007 Plan enhances our ability to link pay to performance and our ability to attract key employees to manage our banks and other businesses. The 2007 Plan also helps promote the retention of key employees while aligning their interests closely with those of our shareholders. Accordingly, management believes the ability to award equity incentives is an important component in continuing the Company’s growth.
History and Reason for Proposing the 2007 Plan Amendment
          As noted above, the 2007 Plan was adopted by the Board of Directors on November 9, 2006 and became effective when it was approved by shareholders on January 9, 2007. As of March 31, 2011, only 97,800 shares of Common Stock remain available to be granted under the 2007 Plan. As of such date, 351,177 full value awards were outstanding and 1,920,054 options were outstanding. The outstanding options had a weighted average exercise price of $38.97 and a weighted average remaining term of 3.03 years. At current participation levels, we estimate that, in the absence of an amendment to increase the number of shares of Common Stock that may be offered under the 2007 Plan, such shares would be substantially exhausted during 2011. If the 2007 Plan Amendment is approved, the number of shares available to be granted in the future under the 2007 Plan will be increased from 97,800 to 2,957,800 shares. We believe that this increase in the number of shares available under the 2007 Plan will enable the Company to grant awards to eligible persons until approximately 2014.
          In December 2010 the Compensation Committee amended the 2007 Plan to reflect what the Compensation Committee believes to be a best corporate governance practice, requiring a “double trigger” for the accelerated vesting of awards in the event of certain change of control transactions. This means that, effective for awards granted on or after January 1, 2011, equity awards will accelerate only if a participant is involuntarily terminated (other than for cause, death or disability) or, if permitted under the participant’s award agreement, terminates his or her own employment voluntarily for “good reason” within 18 months after the date of certain change of control transactions. In the case of a change of control transaction in which the awards are not effectively assumed by the surviving or acquiring corporation or the Common Stock does not otherwise remain outstanding following the change in control, the awards are still subject to “single trigger” vesting, meaning that the awards will accelerate upon the occurrence of such change of control transactions.

Key Features of the 2007 Plan
          We believe that the following features of the 2007 Plan help assure that the 2007 Plan both provides incentives to our employees and protects shareholder value:
•	an independent body, the Compensation Committee, administers the 2007 Plan;

•	the 2007 Plan counts each full-value award as 2.21 shares against the number of shares available for grant;

•	the 2007 Plan limits unrestricted stock awards to an aggregate maximum of 25,000;

•	the 2007 Plan prohibits repricing or repurchasing of stock option awards (or other material amendments) without prior shareholder approval;

•	the 2007 Plan does not provide for the payment of dividends on unvested performance awards and does not allow discounted awards; and

•	the 2007 Plan does not provide for liberal share counting or recycling of shares.
Description of the 2007 Plan
          The following is a description of the terms of the 2007 Plan. This description is qualified in its entirety by reference to the plan document, as proposed to be amended and restated, a copy of which is attached to this Proxy Statement as Annex A and incorporated herein by reference.
          Shares Available. As noted above, 97,800 shares remain available as of March 31, 2011, and it is anticipated that substantially all available shares under the 2007 Plan will be awarded during 2011. If shareholders approve the 2007 Plan Amendment, a total of 2,957,800 shares would be available under the 2007 Plan, subject to adjustment in the event of certain changes to our capital structure. This represents an increase of 2,860,000 shares over the number of shares that would have been available in the absence of the 2007 Plan Amendment. In addition, each share awarded pursuant to a full value award (including an award of unrestricted stock) granted on or after the effective date of the 2007 Plan Amendment will be counted as 2.21 shares against the 2007 Plan’s share reserve. This effectively limits the number of full value awards that may be granted under the 2007 Plan because these awards would be counted against the 2007 Plan’s share reserve as 2.21 shares for every one share issued in connection with such awards.
          Shares covered by an award granted under the 2007 Plan are not counted as used under the 2007 Plan unless and until they are actually issued and delivered to a participant. Consequently, in the event that an award granted under the 2007 Plan is ultimately paid in cash rather than shares, any shares that were covered by that award will remain available for issue or transfer under the 2007 Plan (in the same number as such shares were counted against the 2007 Plan’s share reserve). Notwithstanding anything to the contrary: (a) shares tendered in payment of the exercise price of an option will not be added to the aggregate plan limit described above; (b) shares withheld by the Company to satisfy tax withholding obligations will not be added to the aggregate plan limit described above; (c) shares that are repurchased by the Company with proceeds from option exercises will not be added to the aggregate plan limit described above; and (d) the full number of shares covered by a stock appreciation right, to the extent that it is exercised and settled in shares and whether or not shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the 2007 Plan.
          The shares of Common Stock subject to awards under the 2007 Plan and available for future awards may be reserved for issuance out of the Company’s total authorized but unissued shares or they may be shares held in treasury or acquired by the Company on the open market. A participant in the 2007 Plan is permitted to receive multiple grants of stock-based awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award. The 2007 Plan provides that during any calendar year the maximum number of shares of Common Stock which may be made subject to awards granted to any single participant may not exceed 100,000.

          Administration. The 2007 Plan provides that it shall be administered by a committee of the Board of Directors, constituted so as to permit the 2007 Plan to comply with the “non-employee director” provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the “outside director” requirements of Section 162(m) of the Code (see “Re-approval of Section 162(m) Performance Measures” below). The Board of Directors of the Company has delegated the administration of the 2007 Plan to its Compensation Committee. The Compensation Committee makes determinations with respect to the participation of employees, directors and consultants in the 2007 Plan and, except as otherwise required by law or the 2007 Plan, the grant terms of awards including vesting schedules, price, length of relevant performance, restriction or option periods, dividend rights, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Compensation Committee deems appropriate. Such grant terms are set forth in a written award agreement. The Compensation Committee also has final, binding authority to interpret and construe the provisions of the 2007 Plan and the award agreements. The Compensation Committee may designate other persons (so long as such persons are independent) to carry out its responsibilities under such conditions and limitations as it may set, other than its authority with regard to awards granted to employees who are executive officers or directors of the Company (including those individuals whose compensation is subject to the limit under Section 162(m) of the Code, as further described below in “Re-approval of Section 162(m) Performance Measures”).
          Awards. The following types of awards may be granted under the 2007 Plan:
          Stock Options. Stock options may be granted in the form of incentive stock options within the meaning of Section 422 of the Code or stock options not meeting such Code definition (“nonqualified stock options”). The 2007 Plan permits all of the shares available under the 2007 Plan to be awarded in the form of incentive stock options if the Compensation Committee so determines. The exercise period for any stock option will be determined by the Compensation Committee at the time of grant which may provide that options may be exercisable in installments. The exercise price per share of Common Stock of any option may not be less than the fair market value of a share of Common Stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The Compensation Committee may provide for the exercise price to be payable in cash, in shares of already owned Common Stock, in any combination of cash and shares, pursuant to a broker-assisted cashless exercise program, or by such methods as the Compensation Committee may deem appropriate, including but not limited to loans by the Company on such terms and conditions as the Compensation Committee may determine.
          Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the 2007 Plan, upon such terms and conditions as the Compensation Committee may determine. Upon exercise, a SAR entitles a participant to receive the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the date the SAR is granted. The Compensation Committee will determine whether a SAR will be settled in cash, Common Stock or a combination of cash and Common Stock. Upon exercise of a SAR granted in conjunction with a stock option, the option or the portion thereof to which the SAR relates will be surrendered.
          Restricted Shares. Restricted shares are shares of Common Stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Compensation Committee. The Compensation Committee may provide for the lapse of such restrictions in installments. Restricted shares may be voted by the recipient. Dividends on the restricted shares may be payable to the recipient in cash or in additional restricted shares. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company or a subsidiary during the entire restricted period.
          Performance Shares. Performance shares are grants of shares of Common Stock which are earned by achievement of performance measures established for the award by the Compensation Committee. During the applicable performance period determined by the Compensation Committee for an award, the shares may be voted by the recipient and the recipient is also entitled to receive dividends thereon unless the Compensation Committee determines otherwise. If the applicable performance criteria are met, at the end of the applicable performance period, the shares are earned and become unrestricted. The

Compensation Committee may provide that a certain percentage of the number of shares originally awarded may be earned based upon the attainment of the performance measures.
          Restricted and Performance Share Units. Share units are fixed or variable share or dollar denominated units valued, at the Compensation Committee’s discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company’s Common Stock. The Compensation Committee will determine the terms and conditions applicable to share units, including any applicable restrictions, conditions or contingencies, which may be related to individual, corporate or other categories of performance. A share unit may be payable in Common Stock, cash or a combination of both.
          Other Incentive Awards. The Compensation Committee may grant other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock (“Other Incentive Awards”). The Compensation Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.
          The disposition of an award in the event of the retirement, disability, death or other termination of a participant’s employment or service shall be as determined by the Compensation Committee as set forth in the award agreement.
          Except to the extent permitted by the specific terms of any nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or the beneficiary designation procedures under the 2007 Plan.
          Minimum Vesting and Restricted Period. Each award agreement will contain a requirement that (i) no stock option award or grant of restricted shares that is not performance-based may become fully exercisable prior to the third anniversary of the date of grant, and to the extent such an award provides for vesting in installments over a period of no less than three years, such vesting shall occur no more rapidly than ratably on each of the first three anniversaries of the date of grant and (ii) no performance-based award may become fully exercisable or saleable prior to the first anniversary of the date of grant; except that, in each case, such minimum vesting restrictions (A) may not apply when employment terminates as a result of death, disability, retirement, layoff or divestiture and (B) will not apply to awards for newly hired employees or employees who subsequently retire or have plans for retirement, or awards in connection with acquisitions or in lieu of cash bonuses.
          Term of Awards. The maximum term of unvested or unexercised awards is seven years after the initial date of grant.
          Adjustments. If the number of issued shares of Common Stock increases or decreases as a result of certain stock splits, capital adjustments, stock dividends or otherwise, without the receipt of consideration by the Company, then the aggregate number of shares as to which awards may be granted, the limit on the number of shares that may be awarded to a single participant each year, the number of shares covered by each outstanding award and the price per share of Common Stock in each such award will be adjusted proportionately. The Compensation Committee may also adjust such amounts and make certain other changes in the event of any other reorganization, recapitalization, merger, consolidation, spinoff, extraordinary dividend or other distribution or similar transaction.
          Change of Control. The Company will undergo a change of control in the event of certain acquisitions of 50% or more of the Company’s Common Stock, a change in the majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 50% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company. With respect to awards granted prior to January 1, 2011 and, with respect to all awards, in the case of change of control events in which the awards are not effectively assumed by the surviving or acquiring corporation or the Common Stock does not otherwise remain outstanding, then, upon such change of control, all options and SARs outstanding shall become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, all restricted share units will become fully vested and, unless otherwise specified in a participant’s award agreement, all performance measures applicable to any awards shall be deemed attained at the maximum payment level. In addition, the Board of Directors (as constituted before the change of control) may, in its sole discretion, require outstanding awards, in whole or in part, to be cancelled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to (a) in the case of a stock option or stock appreciation right, the number of shares then subject to the portion of such award cancelled multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in the change of control transaction, over the purchase price or base price per share subject to the award and (b) in the case of restricted shares, restricted share units, performance shares, performance share units or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such award cancelled multiplied by the highest per share price offered to holders of Common Stock in the change of control transaction.
          With respect to awards granted on or after January 1, 2011, in the event of the termination of a participant’s employment by the Company without “cause” or, to the extent permitted in the award agreement, the termination of a participant’s employment by the participant for “good reason,” in each case, within the 18 month period following the occurrence of a change of control in which the outstanding awards were effectively assumed or otherwise remained outstanding, then, upon such termination of employment, all options and SARs outstanding shall become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, all restricted share units will become fully vested and, unless otherwise specified in a participant’s award agreement, all performance measures applicable to any awards shall be deemed attained at the maximum payment level.
          Amendments and Termination. The Board of Directors may at any time suspend or terminate the 2007 Plan. The Board of Directors may amend the 2007 Plan at any time, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation; provided, however, that any material amendment to the 2007 Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would:
•	materially increase the number of shares available under the 2007 Plan or issuable to a participant, except in connection with an event described above in “Adjustments;”

•	change the types of awards that may be granted under the 2007 Plan;

•	expand the class of persons eligible to receive awards or otherwise participate in the 2007 Plan; or

•	reduce the price at which an option is exercisable either by amendment of an award agreement or by substitution of a new option at a reduced price, except in connection with an event described above in “Adjustments.”
No amendment, suspension or termination may adversely affect in any material way any awards previously granted thereunder without such award holder’s written consent. There is no set termination date for the 2007 Plan, although no incentive stock options may be granted more than 10 years after the effective date of the 2007 Plan.
Re-approval of Section 162(m) Performance Measures
          In general, Section 162(m) of the Code disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company’s Chief Executive Officer and its other three most highly compensated executive officers other than the Chief Financial Officer. Normally, under Section 162(m), compensation that qualifies as “performance-based compensation” is not subject to the $1,000,000 limit. To qualify certain incentive awards as “performance-based compensation,” the following requirements must be satisfied: (i) the performance measures are determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance measures, are approved by the shareholders of the Company and (iii) if applicable, the committee certifies that the applicable performance measures were satisfied before any payment of performance-based compensation is made. Our shareholders are being asked to reapprove the material terms of the performance measures for the 2007 Plan in accordance with Section 162(m) of the Code, which is required every five years.
          Eligible Employees. Employees, directors and consultants of the Company or any subsidiary are eligible to participate in the 2007 Plan. As of March 31, 2011, there were 378 participating employees, no participating directors, other than Mr. Wehmer who is included as a participating employee, and 13 participating consultants.

          Award Limits. The 2007 Plan provides that during any calendar year the maximum number of shares of Common Stock which may be made subject to awards to any single participant may not exceed 100,000.
          Performance Measures. Performance criteria may be measured in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated and may be based on, or adjusted for, other objective goals, events, or occurrences established by the Compensation Committee for a performance period, but must relate to one or more of the following: earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, return on investment, regulatory compliance, satisfactory internal or external audits, improvements in financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, unplanned stock offerings and unplanned loan loss provisions. Such performance measures may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Company generally.
          If the shareholders approve the proposal, performance-based awards can continue to be granted under the 2007 Plan. If the shareholders do not approve the material terms of the performance measures for the 2007 Plan, the Compensation Committee will review our executive compensation program and the granting of performance-based awards in light of such vote and the principles described in the section entitled “Compensation Discussion and Analysis”.
Stock Option Awards under the 2007 Plan Table
          The following table sets forth the number of stock options that have been granted to the listed individuals or groups under the 2007 Plan since its inception until March 31, 2011. For grants awarded to our named executive officers in 2010, please see “Executive Compensation-2010 Grants of Plan-Based Awards Table.” Any other future awards to be received by an individual or group under the 2007 Plan are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee.
Stock Option Awards under the 2007 Plan Table

Name and Position	Stock Options
Edward J. Wehmer-President & Chief Executive Officer	9,000
David A. Dykstra-Senior Executive Vice President & Chief Operating Officer	8,000
Richard B. Murphy-Executive Vice President & Chief Credit Officer	6,500
David L. Stoehr-Executive Vice President & Chief Financial Officer	—
Leona A. Gleason-Executive Vice President — Chief Administrative Officer	10,000
All Current Executive Officers (Including the Officers Named Above)	43,500
All Current Directors Who Are Not Executive Officers	—
All Employees (Other Than Current Executive Officers)	286,315
          On April 21, 2011, the closing sale price of the Company’s Common Stock, as reported on the Nasdaq Global Select Market (“Nasdaq”), was $34.56 per share.

Federal Income Tax Consequences
          The following discussion briefly summarizes certain U.S. federal income tax consequences generally arising with respect to awards under the 2007 Plan. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder as of such date. To the extent a participant recognizes ordinary income in any event described below, such amount is subject to income tax withholding if the participant is an employee.
          Nonqualified Stock Options. For U.S. federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option under the 2007 Plan. Upon the exercise of a nonqualified option, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (b) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.
          Incentive Stock Options. Except as otherwise described below, no income is recognized by a participant upon the grant of an incentive stock option under the 2007 Plan. No taxable income is realized by the participant pursuant to the exercise of an incentive stock option granted under the 2007 Plan, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (a) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company for U.S. federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax with respect to the excess (if any) of the fair market value of the shares purchased (determined as of the date of exercise) over the option price.
          If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the holding period described above, generally (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.
          If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.
          Stock Appreciation Rights. No taxable income is recognized by a participant upon the grant of a SAR under the 2007 Plan. Upon the exercise of a SAR, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. Shares of Common Stock received on the exercise of a SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the day after the date of exercise of the SAR.
          Restricted and Performance Shares. A recipient of restricted shares or performance shares generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted shares or performance shares vest or are no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares or performance shares on the date of grant as if the restricted shares were unrestricted or the performance shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the day after the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. A participant receiving dividends with respect to restricted shares or performance shares for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.
          The amount of ordinary income recognized upon the lapse of restrictions or by making the above-described election is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
          Restricted and Performance Share Units. A recipient of restricted or performance share units will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued pursuant to such an award. The fair market value of any Common Stock received will generally be included in income at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under an award will begin on the day after the date of such distribution. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
          Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards and only to the extent not subject to the deduction limits of Section 162(m) of the Code. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.
          The approval of the amendment to the 2007 Plan and the re-approval of the performance measures available under the 2007 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE WINTRUST FINANCIAL CORPORATION 2007 STOCK INCENTIVE PLAN AND THE RE-APPROVAL OF THE PERFORMANCE MEASURES AVAILABLE UNDER THE 2007 PLAN

PROPOSAL NO. 3 — ADVISORY VOTE ON 2010 EXECUTIVE COMPENSATION
Background of the Proposal
          As the Company has done in years past, we are providing shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. At the 2010 annual meeting of shareholders, the advisory vote on executive compensation received approximately 95% support from shareholders.
Executive Compensation
          The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation — Compensation Discussion and Analysis,” the Compensation Committee has taken a number of actions in recent years to further strengthen the Company’s compensation philosophy and objectives. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
          Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.
          As required by the Exchange Act and the guidance provided by the Securities and Exchange Commission (the “SEC”), the Board of Directors has authorized a shareholder vote on the Company’s 2010 executive compensation as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:
“Resolved, that the shareholders of Wintrust Financial Corporation approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement for the 2011 Annual Meeting of Shareholders.”
Required Vote
          The approval of the advisory (non-binding) proposal on our 2010 executive compensation described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE ADVISORY PROPOSAL ON 2010 EXECUTIVE COMPENSATION
AS DESCRIBED IN THIS PROXY STATEMENT

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Background of the Proposal
          At least once every three years, the Company will provide shareholders with an opportunity to vote to approve, on an advisory basis, the Say on Pay vote as described in the previous proposal. Pursuant to recently enacted Section 14A of the Exchange Act, we are asking shareholders whether future Say on Pay votes should be held every one, two or three years.
Frequency of Say on Pay Advisory Vote
          After careful consideration, our Board of Directors recommends that shareholders vote for holding a Say on Pay vote EVERY YEAR for a number of reasons, including the following:
•	An annual Say on Pay vote will allow us to obtain shareholder input on our executive compensation program on a more consistent basis which aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and practices;

•	A one-year frequency provides the highest level of accountability and communication by enabling the Say on Pay vote to correspond with the most recent executive compensation information presented in our proxy statement for the annual meeting;

•	A longer approach may make it more difficult for the Compensation Committee to understand and respond to the voting results because it may be unclear whether the shareholder vote pertains to the most recent executive compensation information presented in our proxy statement or to pay practices from the previous two years or both; and

•	Holding Say on Pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.
          Shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: one year, two years, three years or shareholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our shareholders to vote for a ONE YEAR frequency when voting in response to the following resolution at the Annual Meeting:
“Resolved, that the option of once every (1) one year, (2) two years or (3) three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the annual meeting of shareholders.”
Required Vote
          This vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when adopting a policy on the frequency of future Say on Pay votes. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board of Directors as the shareholders’ recommendation as to the frequency of future Say on Pay votes. Nevertheless, the Board may decide that it is in the best interests of our shareholders and the Company to hold Say on Pay votes more or less frequently than the option approved by our shareholders.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR
APPROVAL OF THE ADVISORY PROPOSAL TO HOLD A SAY ON PAY VOTE EVERY YEAR.

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Board of Directors
          Overview
          The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has six standing committees, the principal responsibilities of which are described below. Additionally, the independent Directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.
          The Board met eight times in 2010. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our 2010 Annual Meeting of Shareholders.
          Board Leadership Structure
          The Board has a non-executive Chairman. This position is independent from management. The Chairman leads the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as chairman of the Board during the current economic times is a particularly time-intensive responsibility. Separating these roles allows the Chief Executive Officer to focus solely on his duties, which the Board believes better serves the Company. Separation of the roles of Chairman and Chief Executive Officer also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management.
          The Board’s Role in Risk Oversight
          Our Board of directors has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.
          The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks, which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Executive Vice President — Risk Management who provides reports to the Board, the Audit Committee, the Risk Management Committee and other committees of the Board as needed.
          The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of each category of Company risk and on the Company’s overall risks, as well as any material changes or developments in any risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company, to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.
          In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of monitoring of risk, generally, and oversight of financial, reporting and regulatory risk, in particular. The Risk Management committee monitors, among other things, credit, interest rate, liquidity, market and legal risks. The Finance Committee provides oversight of risks related to strategic transactions and reviews the Company’s capital planning strategy and liquidity. The Nominating and Corporate Governance Committee also provides risk oversight, particularly relating to risk relating to the Company’s board and governance. Finally, the Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. For more information regarding risk in the context of compensation, see the Compensation Committee Report on page 45 of this Proxy Statement.
Director Independence
          A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the Nasdaq listing standards. A Director is “independent” under the Nasdaq listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.
          The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the applicable Nasdaq listing standards. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.
Code of Ethics
          The Board of Directors has adopted a Code of Ethics applicable to all officers, Directors and employees, which is available on the Company’s website at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” To assist in enforcement of the Code of Ethics, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.
Committee Membership
          The following table summarizes the current membership of the Board and each of its committees:

Nominating
			and Corporate		Risk
	Finance	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee	Committee
Peter D. Crist (Chair)	Member		Member			Chair
Bruce K. Crowther	Member	Member
Joseph F. Damico		Member	Chair			Member
Bert A. Getz, Jr.				Member	Member
H. Patrick Hackett, Jr.	Chair		Member			Member
Scott K. Heitmann				Member	Member
Charles H. James III		Member		Member
Albin F. Moschner		Chair		Member		Member
Thomas J. Neis				Member	Member
Christopher J. Perry	Member				Member
Hollis W. Rademacher			Member		Chair	Member
Ingrid S. Stafford				Chair	Member	Member
Edward J. Wehmer						Member
          The Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that pending his re-election, Peter D. Crist will continue to serve as Chairman of the Board of Directors following the Annual Meeting. In addition, the Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that the membership of each of the committees of the Board, assuming that each Director nominee is elected, will remain the same following the Annual Meeting.

Nominating and Corporate Governance Committee
          The Board has established the Nominating and Corporate Governance Committee (the “Nominating Committee”) which is responsible for:
•	establishing criteria for selecting new Directors;

•	assessing, considering and recruiting candidates to fill positions on the Board;

•	recommending the Director nominees for approval by the Board and the shareholders;

•	establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status or qualification to serve as a Director;

•	considering any resignation submitted by a Director who has retired or made a significant change to his or her principal employment;

•	reviewing the corporate governance guidelines at least annually and recommending modifications thereto to the Board;

•	advising the Board with respect to the charters, structure, size, operations and membership qualifications for the various committees of the Board;

•	establishing and implementing self-evaluation procedures (including annual director and officer questionnaires) for the Board and its committees;

•	reviewing shareholder proposals submitted for inclusion in our Proxy Statement;

•	in consultation with the Audit Committee, reviewing related-party transactions;

•	reviewing annually Director compensation and recommending modifications thereto to the Board;

•	reviewing insurance policies and indemnification arrangements applicable to the Directors and executive officers and recommending modifications thereto to the Board;

•	considering from time to time the overall relationship of the Board and management; and

•	reviewing and assessing annually the adequacy of the Nominating Committee Charter and, if appropriate, recommending changes to the Board for approval.
          The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
          The Nominating Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable Nasdaq listing standards. During 2010, the Nominating Committee met three times.
          Nomination of Directors
          The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and, in doing so, considers a wide range of factors in evaluating the suitability of director candidates, including general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business and education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the Corporate Governance Guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a good reputation in the business community, a talent for networking and referring business to the Company, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the Corporate Governance Guidelines adopted by the Board, Directors are expected to own Common Stock having a value of at least three times the annual retainer fee, which amount is currently $30,000, and to limit board service at other companies to no more than four other public company boards.

          The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.
          The Nominating Committee will consider director candidates recommended by our shareholders if such recommendations are timely received. Any such recommendation must comply with the procedures set forth in the Company’s By-Laws, which were recently amended and restated (see “Shareholder Proposals”). Recommendations must be received in writing at the principal executive offices of the Company and addressed to the Wintrust Financial Corporation Nominating and Corporate Governance Committee, c/o Corporate Secretary, 727 North Bank Lane, Lake Forest, IL 60045. Under the existing provisions of the By-laws, the deadline for such notice with respect to the 2012 Annual Meeting is February 26, 2012. Any such recommendation should include:
•	the name and record address of the shareholder;

•	the class and number of shares of the Company beneficially held by the shareholder;

•	whether and the extent to which any derivative instrument, hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made the effect or intent of any of which is to increase or decrease economic interest in the Company’s stock or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder with respect to the Company’s stock (which information shall be updated by such shareholder as of the Record Date, such update to be provided not later than 10 days after the Record Date for the meeting);

•	a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to introduce the recommendation;

•	the name, age, principal occupation and employment, and business and residential addresses of the candidate;

•	the qualifications of such candidate and the reason for such recommendation;

•	a description of all arrangements or understandings between the shareholder and such candidate or between the candidate and the Company or any of its subsidiaries;

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement; and

•	all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to such nomination, such shareholder were a participant in a solicitation subject to the Exchange Act.
          Once the Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.
          The Nominating Committee also evaluates the performance of individual Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.
          Both the Board and the Nominating Committee believe that each of Wintrust’s Directors possess the outstanding characteristics and qualifications necessary for service as a director. Accordingly, upon the nomination of the Board, in 2011, all 13 of the director nominees are Directors standing for re-election.

Audit Committee
          The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:
•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.
          The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
          The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.
          To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and Nasdaq. In particular, each Audit Committee member:
•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a Director);

•	must not be our affiliate or the affiliate of any of our subsidiaries; and

•	must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.
          Furthermore, at least one member of the Audit Committee must be a financial expert.
          The Audit Committee consists of six Directors, and the Board has determined that each of them is independent under the applicable Nasdaq listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that Ms. Stafford, Mr. Getz, Mr. Heitmann and Mr. Moschner qualify as financial experts. During 2010, the Audit Committee met six times.
Compensation Committee
          The Board has established a Compensation Committee which is responsible for:
•	establishing the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs;

•	with input from the Board, reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other management, evaluating the performance of the Chief Executive Officer and other management in light of those goals and objectives, and setting the Chief Executive Officer’s and other management’s compensation levels based on this evaluation;

•	reviewing the Company’s compensation programs to assess the extent to which such practices encourage risk-taking or earnings manipulation, and taking any appropriate remedial actions;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing senior management compensation;

•	reviewing management organization, development and succession planning;

•	taking actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•	preparing reports on executive compensation;

•	pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed in connection with non-employee director compensation;

•	reviewing the results of any advisory shareholder votes on executive compensation, and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•	recommending for approval by the Board how frequently the Company should conduct advisory shareholder votes on executive compensation, taking into account the results of any prior shareholder votes regarding executive compensation;

•	developing and implementing policies with respect to the recovery of “clawback” of any excess compensation, including stock options, paid to any of the Company’s executive officers based on erroneous data;

•	reporting activities of the Compensation Committee to the Board on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate; and

•	reviewing and assessing annually the adequacy of the Compensation Committee Charter and, if appropriate, recommending changes to the Board for approval.
          The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
          The Compensation Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable Nasdaq listing standards. During 2010, the Compensation Committee met six times.
Risk Management Committee
          The Board has established a Risk Management Committee which is responsible for:
•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering and approving the use of various hedging techniques;

•	reviewing measures taken by the Company to identify, assess, monitor control and mitigate its risks in the areas of asset/liability management and credit policies;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy;

•	reporting activities of the Risk Management Committee to the Board on a regular basis and reviewing issues with the Board as the Risk Management Committee deems appropriate; and

•	reviewing and assessing annually the adequacy of the Risk Management Committee Charter and, if appropriate, recommending changes to the Board for approval.
          The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
          The Risk Management Committee consists of six Directors, and the Board has determined that each of these Directors, except for Mr. Perry, has no material relationship with us and each is otherwise independent under the applicable Nasdaq listing standards. See “Related Party Transactions” for additional information regarding

Mr. Perry’s material relationship with the Company. During 2010, the Risk Management Committee met four times.
Finance Committee
          The Board has established a Finance Committee to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to:
•	reviewing the capital plan and cash position of the Company, and providing guidance on the sources and uses of capital and expected returns on capital;

•	reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow;

•	reviewing and making recommendations with respect to any share repurchase programs and dividend policy;

•	reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;

•	reviewing and making recommendations with respect to issuing equity and debt securities;

•	providing advice to management with respect to the financial aspects of transactions by subsidiaries of the Company that require a vote by the Company, as a shareholder of such subsidiaries; and

•	reviewing and assessing annually the adequacy of the Finance Committee Charter and, if appropriate, recommending changes to the Board for approval.
          The Finance Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
          The Finance Committee consists of four Directors, and the Board has determined that each of these Directors, except for Mr. Perry, has no material relationship with us and each is otherwise independent under the applicable Nasdaq listing standards. See “Related Party Transactions” for additional information regarding Mr. Perry’s material relationship with the Company. During 2010, the Finance Committee met fifteen times.
Executive Committee
          The Board has established an Executive Committee to provide guidance and counsel to the Company’s management team on significant matters and to take action on behalf of the Board between meetings of the Board or when it is not feasible to take action by the full Board. The Executive Committee may exercise all authority of the Board except as otherwise prohibited by law.
          The Executive Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
          The Executive Committee consists of seven Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, is independent under the Nasdaq listing standards. During 2010, the Executive Committee did not meet.
Shareholder Communications
          Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Secretary of the Company, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

EXECUTIVE OFFICERS OF THE COMPANY
          Certain information regarding those persons serving as the Company’s executive officers is set forth below.
          Edward J. Wehmer (57) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.
          David A. Dykstra (50) — Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Since January 2006, Mr. Dykstra also serves as a Regional Market Head overseeing Crystal Lake Bank, State Bank of the Lakes and Town Bank. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Crystal Lake Bank, First Insurance Funding, Old Plank Trail Community Bank, State Bank of the Lakes, Town Bank, Tricom, Wintrust Information Technology Services and Wintrust Mortgage Corporation.
          James H. Bishop (67) — Executive Vice President and Regional Market Head — Since January 2006, Mr. Bishop has served as a Regional Market Head overseeing Advantage Bank, Barrington Bank and Village Bank. Mr. Bishop originally joined the Company in 1996 and served as the Chief Executive Officer of Barrington Bank until February 2003. Prior to his association with the Company, Mr. Bishop served as a Senior Vice President of First Chicago/NBD and was a Regional Manager for that organization’s suburban locations in the North and Northwest suburbs of Chicago. Mr. Bishop is a Director of Advantage Bank, Barrington Bank, Village Bank, and Wintrust Information Technology Services.
          Lloyd M. Bowden (57) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of Wintrust Information Technology Services. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of Wintrust Information Technology Services.
          Frank J. Burke (62) — Executive Vice President and Regional Market Head — Since May 1997, Mr. Burke has served as President and Chief Executive Officer of First Insurance Funding, and since July 2008 he is the Regional Market Head overseeing Tricom. From February 1990 until May 1997 Mr. Burke served as Vice President, Sales and Marketing of First Insurance Funding. Prior to joining the Company, Mr. Burke was an executive at Whirlpool Financial Corporation, AI Credit Corporation and Humana, Inc. From 1970 until 1984, Mr. Burke was employed by Borg Warner Financial Services in various capacities, most recently as Division Manager of its premium finance company. Mr. Burke is a Director of First Insurance Funding, Tricom and Wintrust Information Technology Services.
          Timothy S. Crane (49) — Executive Vice President and Regional Market Head — Mr. Crane joined the Company in August 2008 and is the Regional Market Head overseeing Lake Forest Bank, Northbrook Bank, North Shore Community Bank and St. Charles Bank. Prior to joining the Company, Mr. Crane served as President and Head of Retail Banking of Harris Bank in Chicago where he was employed for 24 years. Mr. Crane is a director of Lake Forest Bank, Northbrook Bank, North Shore Community Bank, St. Charles Bank and Wintrust Information Technology Services.
          John S. Fleshood (48) — Executive Vice President — Risk Management — Mr. Fleshood joined the Company in August 2005 and manages the overall risk management process for the Company including audit, business continuity and information security functions. Between January 2006 and December 2009, Mr. Fleshood served as a Regional Market Head overseeing St. Charles Bank and Wintrust Mortgage Corporation. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third

Bank, an Ohio banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, Ohio. Mr. Fleshood is a Director of Wintrust Information Technology Services.
          Leona A. Gleason (61) — Executive Vice President and Chief Administrative Officer — Ms. Gleason joined the Company in January 2010 and oversees certain administrative affairs of the Company including Human Resources, Operations, Compliance, Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundering. From 1996 to 2009, Ms. Gleason was Executive Vice President at FBOP Corporation, a $19 billion privately held bank holding company. She had primary responsibility for Human Resources, Training, Compliance, Community Reinvestment Act, Bank Secrecy Act, Risk Management, Operations and Information Technology. Ms. Gleason also served as an executive officer of certain subsidiaries of FBOP Corporation, which subsidiaries were taken into receivership by the Federal Deposit Insurance Corporation (the “FDIC”) on October 30, 2009. Prior to her association with FBOP, from 1977 to 1996, Ms. Gleason was Senior Vice President at Corus Bankshares, Inc. where she managed Retail Banking, Operations, Information Technology, Compliance and Human Resources and from 1972 to 1977 was Vice President at Boulevard Bank.
          David L. Larson (48) — Executive Vice President and Regional Market Head — Mr. Larson joined the Company in April 2010 and oversees the Purchased Asset Division of the Company. He also serves as a Regional Market Head overseeing Wheaton Bank and Old Plank Trail Community Bank. Mr. Larson was the President and Chief Executive Officer of Wheatland Bank from December 2009 to April 2010, when it was taken into receivership by the FDIC and acquired by the Company. From 1995 until 2009, Mr. Larson served in various executive positions at Chicago subsidiaries of FBOP Corporation, a $19 billion privately held bank holding company. Mr. Larson was the Chief Credit Officer of FBOP subsidiary Park National Bank, a $5 billion community bank, which was taken into receivership by the FDIC on October 30, 2009. Prior to his association with FBOP, Mr. Larson served in various commercial banking positions at American National Bank from 1987 to 1995. Mr. Larson is a director of Wheaton Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services.
          Richard B. Murphy (51) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy serves as Regional Market Head overseeing Hinsdale Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Beverly Bank, Hinsdale Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.
          David L. Stoehr (51) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services.
          Thomas P. Zidar (42) — Executive Vice President and Market Head of Wealth Management Services —Mr. Zidar joined the Company in 2006 and also serves as Chairman and Chief Executive Officer of Wintrust Wealth Management. Prior to joining the Company, Mr. Zidar worked at ABN AMRO/LaSalle Bank for nine years, most recently as Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units. Throughout Mr. Zidar’s tenure with ABN AMRO/LaSalle Bank, he served as Chairman, President and CEO of ABN AMRO Financial Services; Senior Vice President, Integration Management; Senior Vice President/First Vice President, Acquisitions & Corporate Capital; and Vice President, Profit Enhancement. Previously, Mr. Zidar held positions as an Associate at A.T. Kearney, a management consulting firm, in Chicago, and as a Financial Analyst and Associate at TTG, an investment banking firm, in New York and London. Mr. Zidar serves as a Director of Wintrust Information Technology Services, Wintrust Capital Management, Wayne Hummer Investments and The Chicago Trust Company.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
          This Compensation Discussion and Analysis section reviews our compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and the three other most highly-compensated executive officers.
Executive Summary
          During 2010, Wintrust’s executive officers continued to manage the Company through the volatility and uncertainty which have affected the nation’s financial system. The Compensation Committee of our Board of Directors (the “Committee”), noted that pursuant to its long-term strategy of maintaining sound, conservative underwriting, the Company underwrote its credits in a manner that resulted in an acceptable level of problem loans during this turbulent period. While results for 2010 were not at the level that the Company or its shareholders would expect in an ordinary environment, the Committee believes that, particularly when measured against the rest of the banking industry, the Company’s management performed very well during 2010.
          In that regard, the Committee considered the results of management’s strategic efforts including:
•	three capital raising transactions netting more than $537 million;

•	repurchase of the preferred securities sold pursuant to the United States Department of the Treasury’s Troubled Assets Relief Program (“TARP”) and exiting from the Treasury’s Capital Purchase Program (“CPP”);

•	growth in total assets by 14.4% to $14.0 billion;

•	loan growth of 18.1% to $9.9 billion;

•	growth of total deposits of 8.9% to $10.8 billion;

•	increase in net interest margin by 36 basis points to 3.37%;

•	raising tangible book value per share by 11% to $25.80;

•	successful completion and integration of three banks purchased through assisted transactions with the FDIC;

•	purchase of an additional bank branch location; and

•	continued ability to attract talented personnel throughout the organization.
          The Committee also noted that 2010 was the Company’s fourteenth consecutive year of profitability. As a result of these accomplishments, the Committee approved, consistent with its philosophy of paying for performance, year-end bonuses payable in cash and long-term incentive equity awards for the Company’s NEOs.
Our 2010 Compensation Program
          Overview
          The Committee has responsibility for developing, implementing and monitoring adherence with the Company’s compensation philosophy, including compensation of our NEOs. In doing so, the Committee is mindful of our unique structure, culture and history as well as the growth focus of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing entrepreneurial-based compensation to the chief executives of each of our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent necessary to operate and grow our businesses we often have to compensate our executives with a view to the business we expect them to manage, rather than the size of the business they currently manage.

          The Company’s strategy has been to pay its executives competitive salaries in an effort to attract and retain highly-qualified and well-experienced individuals. However, as the Company continues to mature, the Committee believes that total compensation should be increasingly more at risk and heavily weighted toward incentive components rather than base salary. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests.
          The Committee sets the compensation for all of our executive officers, including our NEOs. The Committee also exercises the authority of the Board with respect to the Company’s employee benefit plans.
          Program Design
          The design of the Company’s executive compensation program is based on a review conducted during 2008 and 2009 by the Committee. The Committee conducted the review, which covered the Company’s NEOs as well as certain other members of senior management, with assistance from Towers Perrin, an outside compensation consulting firm. Towers Perrin provided expert knowledge of marketplace trends and best practices relating to competitive pay levels.
          In providing assistance with the structuring of the Company’s executive compensation program, representatives of Towers Perrin delivered multiple presentations to the Committee regarding their review of the Company’s compensation program. The representatives compared the Company’s executive compensation program to best practices and to the executive compensation programs used by comparable financial companies. Based on survey data and on proxy disclosures by the comparable financial companies, Towers Perrin reported that the Company’s target base salaries and target total cash compensation were near the competitive median. Annual cash incentive payments were described as being below the median level for senior executive positions, but above the median for more junior executives. Towers Perrin suggested this was caused by Wintrust’s use of uniform target bonus opportunities, as a percentage of base salary, for its executive officers, and noted that many companies offer their most senior executives higher target bonus opportunities than they offer to junior executives. Such a compensation structure recognizes that senior executives can have a greater effect on a company’s performance, and should therefore have a greater percentage of their total compensation be incentive-based pay. Finally, Towers Perrin reported that Wintrust’s long-term incentive payments were well below the median level, resulting in total direct compensation that was also below the median level.
          Representatives of Towers Perrin met subsequently with the Committee to present their final recommendations regarding the Company’s compensation program. Towers Perrin recommended that Wintrust set target compensation levels within a competitive range of the median for comparable companies, and at levels approaching the 75th percentile and above for executives who demonstrate superior performance. Additionally, they recommended that the Company increase the relative size of target annual bonuses for our senior executive officers and consider referencing group performance, historical performance and investor and analyst expectations when setting performance goals. Previously, the Company’s general practice had been to set a uniform target bonus percentage for the Company’s senior management which was increased annually by a fixed percentage.
          However, the Company’s participation in TARP beginning in late 2008 prevented the full implementation of the program designed by the Committee. With guidance from Towers Perrin, the Company adjusted its program, including salary increases for NEOs, mid-year 2009. The Committee conducted a further review of the Company’s compensation program for executive officers in response to the issuance by Treasury, in June 2009, of regulations impacting financial institutions, like the Company, which were participants in the CPP. Among other things, the regulations issued by Treasury in June 2009 prohibited the Company from paying bonuses and certain other incentive compensation to certain of our senior executive officers (including the NEOs) unless such bonuses were paid in restricted stock and did not exceed more than one-third of annual compensation. The Committee noted that the regulations generally had the effect of setting a ceiling upon the amount of incentive compensation that could be paid to a NEO and, in particular, conflicted with certain performance target opportunities set by the Committee for the Company’s NEOs in connection with the design of the 2009 compensation program. In particular, the Committee noted that its 2009 compensation program had aimed to provide bonus and long-term incentive compensation which would represent between 50 and 60 percent of a NEO’s total compensation. As a result, the Committee concluded that if the salary component of executive compensation were left unchanged, the effect would be to substantially reduce the overall compensation of such individual and would increase the risk of key personnel leaving the Company in favor of companies with whom we compete. To mitigate any such risk, in August 2009 the Committee approved adjustments to the base salaries of Wintrust’s NEOs. These adjustments were not intended to increase total annual compensation for the NEOs, but instead only to adjust the mix between fixed and variable compensation paid to them. The Committee determined to pay one-third of the salary increase of Mr. Wehmer and Mr. Dykstra in the form of salary shares.

2009 TARP-Related Base
Named Executive Officer	Salary Increase
Edward J. Wehmer	$300,000
David A. Dykstra	225,000
Richard B. Murphy	70,000
David L. Stoehr	75,000
          Early in 2010, the Committee considered and awarded bonuses for 2009 performance. The Company’s performance significantly exceeded previously set targets, and under the Company’s previously designed bonus program would have resulted in payments far above those permitted under the TARP-related compensation restrictions. As a result, the TARP-related compensation restrictions prohibited the use of some of the performance-based compensation tools anticipated by the Committee and resulted in bonus payments meaningfully below those intended by the Company’s executive compensation program.
          2010 Design Adjustments
          The Company was subject to the TARP-related compensation regulations in January 2010, when the Committee established the 2010 compensation program. The Committee retained the salary structure established in 2009. However, in designing the 2010 incentive compensation program, the Committee assumed:
•	repayment of the TARP securities;

•	exit from the CPP program; and

•	a more normalized banking environment.
          In September 2010, the Committee retained the services of Deloitte Consulting LLP (“Deloitte”) as the Committee’s new independent compensation consultant. Deloitte reports to the Committee and participates in Committee meetings. Deloitte undertook a “clean slate review” of the Company’s executive compensation program. The goal of the clean slate review and subsequent work of Deloitte was to re-evaluate the current executive compensation program and compare it to the Company’s strategic objectives and leading practices in executive compensation in order to identify areas for further consideration. In addition, Deloitte assessed the competitiveness of the Company’s executive compensation program in light of changes in the banking industry, the recent growth of the Company and the anticipated exit by the Company from TARP, including the removal of TARP-related restrictions on executive compensation.
          Deloitte’s analysis of the Company’s compensation program determined that the total direct compensation delivered to the NEOs, based on actual annual and long-term incentives, was below the levels targeted by the Committee for executives that demonstrate superior performance. In particular, Deloitte’s analysis noted that while the Company’s NEOs’ base salaries and target total cash compensation, on average, were at or above the target 75th percentile level, the NEOs’ long-term incentive grants were well below those provided at comparable companies. Deloitte recognized the impact of the TARP-related compensation restrictions on these results.

          Deloitte’s clean slate review included a number of other suggested best practices discussed with and undertaken by the Committee. In particular, following conversations with Deloitte, the Committee:
•	adopted stock ownership guidelines for the Chief Executive Officer and other NEOs;

•	amended its form employment agreement for new officers to remove severance benefits upon death or disability;

•	amended the 2007 Plan to require a “double trigger” vesting of equity awards under the 2007 Plan beginning with grants made in 2011; and

•	upon the expiration of the TARP-related clawback policy, adopted a clawback policy applicable to all annual and long-term incentive compensation awards made to the Company’s executive officers.
          Following the review and in consultation with Deloitte, the Committee determined to adopt compensation philosophies as described below.
          Compensation Philosophy and Objectives
          The Committee designed the Company’s compensation program to promote a pay-for-performance philosophy and to be competitive with market practices in order to retain and attract talented executives who can contribute to our long-term success and build value for our shareholders. Accordingly, the Committee strives to create a compensation package for each NEO that is competitive as well as reflective of the performance of both the Company and the individual officer. The Committee recognizes that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. The aspects of individual performance that are evaluated for base salary purposes include non-financial measures such as integrity, quality, leadership, customer satisfaction, innovation and talent management. In contrast, annual cash bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as earnings per share, deposit growth, loan growth, net interest margin, credit quality and return on tangible equity. In addition, annual cash bonuses and long-term performance measures are also well suited to aid in our goal of retaining executives and also motivating officers to increase shareholder value. The other elements of compensation are set primarily based on market practices and are driven by the Committee’s philosophy that personal benefits including retirement and health and welfare benefits should be available to all employees on a non-discriminatory basis.
          In connection with the review of the Company’s compensation program, the Committee adopted the following additional compensation philosophies and procedures, which formed the basis of the Company’s compensation program in 2010:
          Our compensation program must allow us to attract first-rate entrepreneurial talent that reflects our structure. As a result of our holding company structure, our compensation program takes into consideration the fact that to attract and retain executive officers, whether at the Company or at one of our subsidiaries, talented enough to enable the Company to meet its long-term goals, we must compensate such executive officers based on the size and potential enterprise that we expect such officer to oversee in the future.
          Compensation should be performance based. Our compensation program should encourage and reward excellent performance from the Company’s management team. Accordingly, our compensation program is designed to drive the achievement of key short-term and long-term business objectives and is aligned with the Company’s overall performance, its financial performance, the performance of its subsidiaries and a manager’s attainment of his or her individual management objectives.
          A significant portion of total compensation should be in the form of long-term incentives. Long-term incentives, such as stock options, restricted stock units (“RSUs”) and awards under our Cash Incentive and Retention Plan (“CIRP”), are an important way of aligning management and shareholder interests because they link a manager’s compensation levels to the performance of the Company over a multi-year time horizon. Additionally, long-term incentives can help promote continuity of management by tying compensation to continued service, and can help reduce incentives to take excessive risks by ensuring that managers are incentivized to create lasting value for shareholders.
          Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company. The successful operation of our Company requires an experienced and talented management team. To hire and retain such managers, our compensation program must be competitive with those of our peer firms in terms of total compensation and for each element of compensation.
          Compensation opportunities should be commensurate with an executive’s roles and responsibilities. Greater levels of compensation should be offered to our executives who are most responsible for the performance of the Company. This helps ensure that compensation levels are perceived as fair, both internally and externally, and reduces the risk that we lose managerial talent to our competitors.
          Our compensation program for NEOs should be fair, and perceived as such, both internally and externally. The Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs to comparative group of companies as a means to measure external fairness and to other senior employees of the Company, as a means to measure internal fairness. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The markets in which the Company operates are very competitive and there is real risk of losing talented executives if our compensation is not competitive.
          Total compensation expense should be reasonably predictable for the Company and reasonably transparent to our employees. The variable components of our compensation should be structured so that management can predict, based upon the Company’s overall performance and progress toward key metrics, the likely overall compensation expense for our executives. At the same time, based on the Company’s overall performance, progress toward key metrics, subsidiary performance where appropriate and progress toward personal objectives, individual executives should have a reasonable amount of transparency into their likely levels of compensation.
          Compensation Procedures
          Role of Management. The Committee made all 2010 compensation decisions for our NEOs. Mr. Wehmer and Mr. Dykstra annually review the performance of each of the Company’s and its subsidiaries’ officers (other than Mr. Dykstra, whose performance is reviewed by Mr. Wehmer acting alone, and Mr. Wehmer whose performance is reviewed by the Committee, and Mr. Murphy whose performance is reviewed by the Committee due to the fact that he is Mr. Wehmer’s brother-in-law). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.
          Committee Process. During 2010, the Committee continually reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. As discussed above, the Committee relied on the framework previously developed in setting 2010 target incentives. In setting compensation for each of the NEOs, the Committee focused on the total direct compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified below. The Committee acted pursuant to a written charter that had been approved by our Board.
          Compensation Consultants. The Committee has the sole authority to hire and fire its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The Committee also periodically asks a consultant to opine on the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company’s executive compensation programs. The Committee engaged Towers Perrin beginning in 2008 through mid-2009 to advise it on executive compensation matters. Beginning in September 2010, the Committee hired Deloitte to advise it on executive compensation-related issues and to provide advice relating to establishing bonus compensation for 2010 performance and setting target incentives for 2011. In addition, Deloitte is providing guidance on best practices and updating the Company’s long-term incentive compensation program. Deloitte attends all meetings of the Committee, including executive sessions.
          Peer Group Analysis
          As discussed above, the Committee retained Towers Perrin in 2008 to review and make recommendations to the Committee regarding the Company’s executive compensation program. Following consultation with Towers Perrin in 2009, the Committee identified two reference groups of peer financial companies that it used for purposes of benchmarking its compensation practices in connection with the development of the new executive compensation program. This peer group was used in developing 2010 salary, annual bonus and long-term incentive opportunities. These include a group of 15 similarly-sized national banks and a group of eleven Midwestern banks. The reference group of similarly-sized national banks included banks with total assets between $7.4 billion and $11.9 billion as of December 31, 2007, compared to $9.4 billion of assets for Wintrust as of such date. The reference group of Midwestern banks included banks with total assets between $3.7 billion and $21.6 billion as of their respective fiscal year ends. The Committee considered both the national banks reference group and Midwestern banks reference group together as a single peer group.

Similarly-Sized
National Banks	Midwestern Banks
Reference Group	Reference Group
East West Bancorp Inc.	First Midwest Bancorp Inc.
UCBH Holdings Inc.	MB Financial Inc.
International Bancshares Corp.	Midwest Bank Holdings Inc.
Whitney Holding Corp.	Private Bancorp Inc.
Cathay General Bancorp.	Taylor Capital Group Inc.
FirstMerit Corp.	CORUS Bankshares Inc.
UMB Financial Corp.	Amcore Financial Inc.
Trustmark Corp.	Associated Banc-Corp.
Umpqua Holdings Corp.	Citizens Republic Bancorp Inc.
United Community Banks Inc.	Old National Bancorp
First Midwest Bancorp Inc.	TCF Financial Corp.
United Bankshares Inc.
Old National Bancorp.
MB Financial Inc.
Pacific Capital Bancorp.
          Since information regarding compensation for our NEOs other than our Chief Executive Officer and Chief Financial Officer is not generally publicly available for these reference groups, the Committee supplemented its review of these reference groups with additional survey data provided by Towers Perrin. The survey data was compiled by Towers Perrin from four surveys of compensation in the financial services industry, published by executive compensation firms during the spring of 2008. The survey data was adjusted by Towers Perrin to reflect the Company’s asset size, in order to provide an estimated distribution of compensation levels for a financial company with $10 billion in assets. In reviewing this survey data, the Committee considered only the aggregated survey data. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process and thus the Committee does not consider it material. The Committee uses these sources of market data to ensure that the compensation being paid by the Company is competitive with those of its peer companies.
          In 2010, the Committee sought to target each element of compensation to an amount within a competitive range of the median for similarly situated officers at comparable companies. The Committee adopted a plan designed to provide actual compensation at levels approaching the 75th percentile and above in instances where the

Company’s results and the individual’s performance exceed target levels, and compensation below the median when the executive’s performance or Company results fail to reach target levels. In determining the competitive median range appropriate for each NEO, the Committee considers the Company’s unique structure and the hybrid nature of certain managerial positions at Wintrust.
          At the request of the Committee, Deloitte began work in late 2010 to review the current peer group in light of the growth of Wintrust and the changes in many of the banks included in the current peer group. In December 2010, Deloitte presented the Committee with information regarding a revised peer group as well as benchmarking information regarding that peer group. Due to anticipated exit for Wintrust from TARP and continuing shifts in many of the peer banks, the Committee, management and Deloitte continue to work on the establishment of a new peer group, which the Committee anticipates having in place for review of 2011 executive compensation. The Committee intends to continue to target compensation at the same levels discussed above.
          Elements of Compensation
          This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Committee choose to include the items in the compensation program. The principal components of compensation for our NEOs were:
•	base salary;

•	annual cash bonus;

•	long-term incentives; and

•	perquisites and other personal benefits.
          As a result of its review of its compensation structure, the Committee established the following framework for NEO compensation, which it used again in 2010:

			Long-Term	Perks &
	Base	Annual	Incentive	Other	Total
Named Executive Officer	Salary	Bonus	Compensation	Benefits	Compensation
Edward J. Wehmer	35%	30%	30%	5%	100%
David A. Dykstra	40%	30%	25%	5%	100%
Richard B. Murphy	40%	30%	25%	5%	100%
David L. Stoehr	45%	30%	20%	5%	100%
Leona A. Gleason	45%	30%	20%	5%	100%
          Salary. The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year and reflect each NEO’s position, specific skills, tenure, experience, responsibility and performance. Base salary adjustments for NEOs for any given year are generally fixed by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company and individual performance. The Committee is free to set NEO salary at any level it deems appropriate. As part of this process, the Committee solicits the recommendations of Mr. Wehmer with respect to NEOs (other than Mr. Wehmer and Mr. Murphy). The Committee considers market data, internal pay equity and merit history in evaluating recommendations.
          During 2010, the Committee determined to maintain the base salaries of Mr. Wehmer and Mr. Dykstra, including the practice, adopted in 2009 in light of TARP-related compensation restrictions, of paying a portion of their salaries in the form of salary shares. More specifically, in the case of Mr. Wehmer and Mr. Dykstra, $100,000 and $75,000, respectively, of base salary was paid in Wintrust’s Common Stock granted under the 2007 Plan. The number of shares of Wintrust Common Stock granted as of each payroll period end date to Mr. Wehmer and Mr. Dykstra was determined by dividing the amount of base salary payable in stock by the average of the high and low price of Wintrust’s Common Stock on Nasdaq on the grant date or, if Nasdaq was closed on the grant date, by the Nasdaq average of the high and low price on the immediately preceding date on which Nasdaq was open. Mr. Wehmer and Mr. Dykstra may not sell or otherwise transfer the stock they receive in payment of base salary until the later of three years from the date of grant or until Wintrust repays the CPP investment in Wintrust, except upon their death or permanent disability.
          Annual Bonus. The Company’s performance-based annual cash bonuses for executives is discretionary based on each NEO’s overall performance. Annual cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation based on their individual performance and Company results, including based on the achievement of specified Company, subsidiary and individual performance goals. Performance-based cash bonuses are included in the compensation package because they permit the Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.
          As part of the review of our compensation program, the Committee determined to restructure the target annual bonus levels for the NEOs beginning in 2009 so that target annual bonus levels for the Company’s senior executive officers represent a larger percentage of such executives’ total compensation. As noted above, annual bonus opportunity for each of our NEOs under this structure is 30% of their respective total compensation. The Committee believes that this change increases the pay-for-performance nature of our compensation program.
          Once the annual bonus opportunity is established, the Committee converts the target bonus opportunity to a range of payout levels as a percentage of base salary at low, target and high levels. Below are the low, target and high bonus award opportunities for our NEOs, expressed as a percentage of base salary:

Named Executive Officer	Low	Target	High
Edward J. Wehmer	60%	70%	90%
David A. Dykstra	55%	65%	75%
Richard B. Murphy	55%	65%	75%
David L. Stoehr	55%	60%	65%
Leona A. Gleason	55%	60%	65%
          In determining the amount of target annual bonuses, the Committee considers several factors, including:

•	market practices;

•	the target annual bonuses set and actual annual bonuses paid in recent years;

•	the desire to ensure, as described above, that a substantial portion of total compensation is performance-based and at-risk; and

•	the relative importance, in any given year, of the long and short-term performance goals of the Company.
          The Committee has complete discretion in determining the amount of any annual bonus awarded to an NEO. However, to aid it in exercising that discretion, the Committee allocates the potential annual bonus award for our NEOs between Company-level and personal objectives, as well as retaining a discretionary factor. Company-level objectives focus on targeted consolidated net income and personal objectives are tailored for each NEO. These performance objectives for annual bonuses are developed through an iterative process. Based on a review of business plans, management develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes guideposts and ranges. These guideposts assist the Committee in determining actual bonus awards and create incentives for NEO performance. The Committee strives to ensure that the objectives are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious, within defined risk parameters, so as to provide a meaningful incentive and that annual bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Committee.
          The final determination of a NEO’s actual bonus payment is based on the Committee’s evaluation of Company and individual performance metrics, including consolidated net income, personal objectives, and discretionary factors. As in years past, the final determination of the Committee could result in no bonus being paid or a bonus in an amount more than the high bonus opportunity or less than the low bonus opportunity.

          Following the established structure for executive compensation, for 2010, target annual bonuses were allocated across the Company-level objective, personal objectives and the discretionary component as follows, expressed as a percentage of each NEO’s base salary:

				Total Eligible
				Annual Bonus at
				Target as a
	Company Level	Personal	Discretionary	Percentage of
	Objective	Objectives	Component	Base Salary
Edward J. Wehmer	49.00%	17.50%	3.50%	70.00%
David A. Dykstra	45.50%	16.25%	3.25%	65.00%
Richard B. Murphy	45.50%	16.25%	3.25%	65.00%
David L. Stoehr	42.00%	15.00%	3.00%	60.00%
Leona A. Gleason	42.00%	15.00%	3.00%	60.00%
          The Company-level objective for 2010 was to achieve consolidated net income of $92.6 million for 2010. Based on goals approved by the Committee in January 2010, our NEOs were provided with the following framework for the guidelines the Committee would utilize in determining the high, target or low portion of the annual bonus award opportunity allocated to the Company-level objective:

Wintrust 2010	Performance-Weighting of
Consolidated	Company-Level
Net Income	Annual Bonus Award
Greater than $120.3 million	High
$92.6 million to $120.3 million	Target
$74.0 million to $92.5 million	Low
          Wintrust’s consolidated net income for the year ended December 31, 2010 was $63.3 million. Accordingly, none of our NEOs exceeded the low amount of the Company-level objective.
          In determining the actual annual bonus for each NEO associated with the achievement of Company-level objectives, the Committee considered a number of factors, including the:
•	strategic successes of management in achieving the goals set forth for the 2010 performance year;

•	growth in the Company’s total assets, net interest margin and tangible book value per share;

•	success of the Company’s capital-raising efforts;

•	Company’s exit from TARP and the CPP;

•	successful completion and integration of three banks purchased through assisted transactions with the FDIC;

•	fact that the Company-level objective was set based on assumptions about the overall banking environment which did not materialize;

•	Company’s achievement of 68% of the consolidated net income objective despite a more difficult banking environment; and

•	Company’s comparatively low levels of charge-offs despite the failure of overall level of charge-offs in the mortgage and commercial banking markets to normalize.
In weighing these achievements and the fact that the level of consolidated net income fell beneath the “low” level set in January 2010, the Committee focused on the percentage of the Company’s target achieved and determined to pay out the portion of annual bonuses associated with Company-level results at 50% of the target level due to the achievement of 68% of the consolidated net income objective.
          Each of our NEOs was eligible to earn a portion of his or her target annual bonus award based on satisfaction of certain personal objectives. Mr. Wehmer’s and Mr. Dykstra’s personal objectives included:

increasing core earnings through planned, profitable growth; continuing to identify and acquire strategic dislocated assets, asset generation platforms and bank acquisitions to compliment the Company’s strategy; repayment of TARP; and the formalization and expansion of training programs. Mr. Murphy’s personal objectives included: working with acquired banks to establish strong credit cultures; improving asset quality and operating performance; and enhancing the loan approval process. Mr. Stoehr’s personal objectives included: enhancing budgeting forecasting systems; further improvement of reporting systems; and maximizing use of capital. Ms. Gleason’s personal objectives included: improving the structure of compliance systems; integration of acquired subsidiaries; and further development of training initiatives.
          For the portion of the annual bonus based on personal objectives, the Committee determined that Mr. Wehmer, Mr. Dykstra and Mr. Stoehr were each eligible to receive 93% of their respective personal objective opportunities, Mr. Murphy was eligible to receive 73% of his personal objective opportunity and Ms. Gleason 85% of her personal objective opportunity. For the 5% target annual bonus award allocated to discretionary factors, the Committee determined that Mr. Wehmer, Mr. Dykstra and Mr. Murphy were each eligible to receive 200% of their discretionary opportunities, and Mr. Stoehr and Ms. Gleason were each eligible to receive 100% of his or her discretionary opportunities.
          Once the Committee analyzed each of these portions of the annual bonus award opportunity, the Committee considered the overall level of award indicated by adding the amounts allocated to each component in light of:
•	its overall compensation objectives;

•	its framework for portions of overall compensation;

•	the Company’s performance relative to peers; and

•	the recommendations of Mr. Wehmer (other than for Mr. Wehmer and Mr. Murphy).
Based on this analysis, the Committee made a final determination of the annual bonus award for each NEO.
          The following table sets forth the total eligible annual bonus amounts at target and annual cash bonuses actually paid to each of our NEOs.

	Total Eligible	Total Annual
Named Executive Officer	Annual Bonus at Target	Bonus Paid
Edward J. Wehmer	$770,000	$520,000
David A. Dykstra	536,250	375,000
Richard B. Murphy	292,500	225,000
David L. Stoehr	222,000	135,000
Leona A. Gleason	207,000	125,000
          Long-Term Incentive Compensation. As described above, the Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders, and targets long-term incentive compensation at 30% of total compensation for Mr. Wehmer, 25% of total compensation for Mr. Dykstra and Mr. Murphy and 20% of total compensation for Mr. Stoehr and Ms. Gleason. Long-term incentive compensation may consist of stock options, RSUs and/or awards under the CIRP in such proportions as the Committee determines.
          The grant of long-term incentive awards is completely discretionary. The Committee considers, among other factors, the Company’s return on tangible equity (“ROTE”), along with a number of other factors.
          In determining whether to make discretionary awards under the long-term incentive program, the Committee considered:
•	its objective of making equity-based awards in the context of total executive compensation;

•	its objective of aligning the interests of our executives with the interests of shareholders;

•	its objective of determining equity-based awards in conjunction with its determination of annual cash bonus awards to ensure a balance of cash and equity compensation;

•	the relative merits of cash and equity as a device for retaining and incentivizing NEOs;

•	the practices of the other companies in the peer group used that award long-term incentive opportunities as a regular part of NEO target compensation;

•	the updated information the Committee received from Deloitte regarding compensation at companies in the Company’s peer group and other companies proposed for the 2011 peer group;

•	the factors discussed above in its consideration of annual bonus awards;

•	the amount of total executive compensation that the Committee determined was appropriate in light of its assessment that the NEOs achieved 68% of the Company-level consolidated net income objectives; and

•	the Company’s progress toward achieving its long-term ROTE objective of 15%.
Following consideration of these factors, discussion with management and consultation with Deloitte, the Committee determined to make discretionary long-term incentive awards to the NEOs in the form of time-vested RSUs. Awards were as follows:

		Number of Shares
	Total Eligible Long-Term	of Restricted Stock Units	Approximate
	Incentive Bonus at Target	Awarded as Long-Term	Value of Long-Term
Named Executive Officer	($)	Incentive Bonus	Incentive Bonus ($)
Edward J. Wehmer	942,857	18,797	630,000
David A. Dykstra	515,625	12,680	425,000
Richard B. Murphy	281,250	7,459	250,000
David L. Stoehr	164,444	1,491	50,000
Leona A. Gleason	153,333	1,491	50,000
          RSUs convert into shares of our Common Stock if the recipient is still employed by us on the date that specified restrictions lapse. RSUs granted under the incentive plans may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. The Committee has granted RSUs that vest on the basis of the passage of time and continued employment with vesting periods ranging up to five years. The RSUs granted in 2011 vest ratably over three years, beginning in January 2012. Recipients of RSUs granted in 2011 may not vote the RSUs in shareholder votes.
          In determining to award RSUs, the Committee considered the fact that RSUs help facilitate executive stock ownership, long-term decision making and growth, and, compared to other forms of long-term incentives, provide a higher level of retention value. The Committee also considered the limited number of equity awards made to NEOs in the previous several years.
          Cash Incentive and Retention Plan. The CIRP allows us to provide equity-like cash compensation to our NEOs and other senior executives. Awards under the CIRP may be earned pursuant to the achievement of performance criteria established by the Committee and/or continued employment. The performance criteria established by the Committee must relate to one or more of the criteria specified in the Plan, which include: earnings, earnings growth, revenues, stock price, return on assets, return on equity, improvement of financial ratings, achievement of balance sheet or income statement objectives and expenses. These criteria may relate to the Company, a particular line of business or a specific subsidiary of the Company.
          Awards under the CIRP are an important component of our long-term incentive payments, as they result in less dilution to shareholders than stock options and RSUs, and may be used when the availability of stock options and RSUs is limited.
          The Company granted a CIRP award in 2010 to Ms. Gleason as an employment inducement award upon her hire, with respect to the 2010-2014 performance cycle. Under the terms of her award, Ms. Gleason is eligible to receive a target award of $100,000 based on the achievement of cumulative earnings per share over the five-year performance cycle. Ms. Gleason’s award also includes a minimum payment equal to Ms. Gleason’s vested percentage of her target award multiplied by 100% plus the compound annual interest rate based on the 91-day

Treasury bill rate for the period from January 1, 2010 through December 31, 2014, or if earlier, the date as of which the minimum payment amount is being determined. Ms. Gleason annually vests in 20% increments. The cumulative earnings per share performance targets for the 2010-2014 performance cycle are set forth in the following table:

Cumulative Earnings Per Share Performance Grid (2010-2014 Performance Cycle)
Compound	Cumulative
Annual	Earnings	Multiple of Target
Growth Rate Range	per Share	Award (Ms. Gleason)
20.0% or greater	$22.24 or greater	240%
17.5% - 19.99%	$20.73 - $22.23	210%
15.0% - 17.49%	$19.31 - $20.72	180%
12.5% - 14.99%	$17.97 - $19.30	140%
10.0% - 12.49%	$16.72 - $17.96	110%
<10.0%	<$16.72	(1)

(1)	Ms. Gleason’s award in the event the Company’s achievement of a compound annual growth rate and cumulative earnings per share of less than 10.00% and $16.72, respectively, is equal to Ms. Gleason’s vested target award multiplied by 100% plus the compound annual interest rate based on the 91-day Treasury bill as in effect from January 1, 2010 through the date on which the payout amount is being determined.
          Under the terms of Ms. Gleason’s CIRP award agreement, she is entitled to certain payments in the event of termination of employment or a change in control. See the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for further information regarding these payments.
          Perquisites and Other Benefits. Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2010, these perquisites included: car allowances or Company-owned automobiles, club dues, life insurance and supplemental long-term disability.
          The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximize the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2010 are included in column (i) of the “Summary Compensation Table” below.
          Post-Termination Compensation
          We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of severance if the NEO’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2010, is found under the heading “Potential Payments upon Termination or Change of Control” on page 54 of this Proxy Statement.
          The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

          Additional Compensation Policies
          Clawback Policy. As a result of our prior participation in TARP, Wintrust adopted a clawback policy which made bonus and incentive compensation paid to the NEOs during the period the Treasury maintained an equity interest in the Company subject to recovery by Wintrust if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric. The Emergency Economic Stabilization Act of 2008, as amended, and regulations issued by Treasury thereunder (“EESA”), expanded this clawback provision to cover the next 20 most highly compensated employees, and provides for recovery of any bonus, retention award, or incentive compensation based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.
          In December 2010, we adopted a revised clawback policy applicable to our executive officers that became effective upon our repayment of the Department of the Treasury’s preferred stock investment in the Company. The revised policy provides that the Company may recover any payment made to a then current executive officer, or an individual who became a former executive officer following the adoption of such policy, if the payment was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event the Company may recover the amount by which any annual or long-term payment or award made or granted exceeded what would have been awarded or granted based on restated financials. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.
          In addition, the clawback provision of the Sarbanes-Oxley Act of 2002, which provides that if the Company is required to restate its financials as a result of misconduct, requires Mr. Wehmer and Mr. Stoehr to reimburse the Company for bonuses or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the SEC.
          Impact of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain “covered employees.” The “covered employees” generally consist of a company’s Chief Executive Officer or other NEOs (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.
          Policy Regarding Excessive or Luxury Expenditures. As required by TARP, our Board adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. Despite repayment of TARP and our exit from the CPP, the Company has determined to continue this policy. A copy of this policy is available on our website, www.wintrust.com.
          Practices Regarding the Grant of Options. The Company has followed a practice of making a majority of all option grants to its NEOs on a single date each year and intends to have a practice of generally making all option grants to its NEOs on a single date each year, its regularly scheduled meeting in January. The January meeting date has historically occurred within two weeks following the issuance of the news release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. The Company does not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.
          While the bulk of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We refer to such grants as “ad hoc” awards. The Company does not have any program, plan or practice to time ad hoc awards in coordination with the release of material non-public information.
          All equity awards made to our NEOs, or any of our other employees or Directors (except for payment of director fees under the Directors Deferred Fee and Stock Plan (the “Director Plan”)), are made pursuant to our 2007 Plan. All options under the 2007 Plan were granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the 2007 Plan to be the average of the highest and the lowest quoted selling prices on Nasdaq on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. Although, for days on which Nasdaq is closed, we set exercise prices based on the prior day’s stock price, we do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. While the incentive plans permit delegation of the Committee’s authority to grant options in certain circumstances, all grants to NEOs were made by the Committee itself or the full Board and not pursuant to delegated authority. Under TARP, our continuing NEOs were ineligible to receive option grants during 2010. Ms. Gleason received an option grant as part of her employment inducement award upon her hire in 2010, at which time Ms. Gleason was not a NEO.
          Prohibition on Hedging and Short Selling. The Company’s executive officers and Directors are prohibited from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.
          Stock Ownership Policy. We strongly encourage our NEOs to acquire and own our common shares. In order to strengthen the alignment of interests between our executive officers and shareholders and further promote our commitment to sound corporate governance, in January 2011 we adopted stock ownership guidelines for our executive officers.
          Under the stock ownership guidelines, our Chief Executive Officer and other NEOs are expected to accumulate shares of our Common Stock to meet the applicable ownership level within five years of the later of January 27, 2011 or their election or appointment (the “Measurement Date”). For purposes of the guidelines, “shares” include shares owned by the executive or the executive’s immediate family members residing in the same household, including shares held in Wintrust’s 401(k) plan or employee stock purchase plan, shares held in trust for the benefit of the executive or the executive’s family, shares obtained through stock option exercise, and deferred shares, non-vested shares of restricted stock and RSUs granted under the 2007 Plan. To meet the required level, the executive must have acquired and must hold shares having a value equal to the applicable level. The ownership guidelines are indicated in the following table.

Title	Guideline
Chief Executive Officer	6 times base salary
Chief Operating Officer and Chief Credit Officer	3 times base salary
Other Named Executive Officers	1 times base salary
          The Committee will review an executive’s progress toward achieving the applicable guideline approximately two and one-half years before the executive’s Measurement Date. An executive’s progress toward the applicable ownership requirement is expected to be approximately 20% per year. If the Committee determines that an executive has not demonstrated sufficient progress toward compliance with the applicable guideline, it may take appropriate action. Our Chief Executive Officer currently owns in excess of the amount required under our stock ownership guidelines.
          For our Directors, our Corporate Governance Guidelines provide that Directors should own, within three years of becoming a Director, shares having a value of at least three times the annual retainer fee paid to Directors. The current annual retainer fee is $30,000. Each of our Directors is currently in compliance with these share ownership guidelines.
Additional Factors Affecting Compensation
          Former Participation in the U.S. Department of the Treasury’s Capital Purchase Program
          In December 2008, we became a participant in TARP. Such participation ended in December 2010 upon our repayment of Treasury’s preferred stock investment. However, prior to repayment we were subject to certain compensation requirements under the EESA. The EESA imposed a number of restrictions that affected our five most highly-compensated senior executive officers, which were the same as our NEOs, and certain of our next most highly compensated employees. The restrictions included the following:

•	we could not pay any bonus, retention award or incentive compensation, other than restricted stock awards that do not account for more than one-third of an executive’s total annual compensation, to any of our NEOs or the ten next most highly-compensated employees;

•	we could not make any severance or change of control payments to any of our NEOs or any of the five next most highly-compensated employees, except for services performed and benefits accrued;

•	we had to structure executive compensation to exclude incentives for our NEOs to take unnecessary and excessive risks that threatened the value of the Company;

•	we had to limit the size of any deduction for compensation expenses that we claimed under Section 162(m) of the Internal Revenue Code to $500,000 annually per NEO;

•	we were prohibited from making tax gross-up payments to our NEOs and our next twenty most highly compensated employees, except for payments made pursuant to tax equalization agreements;

•	we were required to maintain a policy requiring us to recover any bonus or incentive compensation paid to our NEOs or next twenty most highly compensated employees based on statements of earnings, gains or other performance criteria that were later proven to be materially inaccurate, which we refer to as a clawback policy;

•	we had to adopt a company-wide policy regarding excessive or luxury expenditures; and

•	we were required to provide our shareholders an annual non-binding vote on our executive compensation program.
          The EESA also prohibited the use of any compensation plan that would encourage the manipulation of our reported earnings to enhance employee compensation, and required that our Chief Executive Officer and Chief Financial Officer provide annual certifications of our compliance with these provisions. It also required us to provide annual disclosure to Treasury and the Federal Reserve regarding perquisites paid by the Company.
          In compliance with Treasury regulations, the Committee met with the Company’s senior risk officers in December 2009 and September 2010 to conduct risk assessments related to the Company’s senior executive officer compensation plans and its other employee compensation plans. As discussed in the Compensation Committee Report set forth following this Compensation Discussion and Analysis section, in each case the Committee concluded that the Company’s incentive plans did not encourage our senior executive officers or employees to take unnecessary and excessive risks that threatened the value of the Company, that the Company’s employee compensation plans did not encourage unnecessary risks, that there was no need to eliminate features of plans encouraging earnings manipulation, and, more generally, that no changes to the plans were required for these purposes.
          2011 Compensation Program Design
          The Committee and management are working with Deloitte to revise the design of the Company’s incentive compensation programs to align the interests of the Company’s executives with the interests of shareholders, provide a compensation opportunity, foster retention and link pay to performance. Furthermore, the Company and Deloitte will re-evaluate executive officer pay mix and recalibrate the performance payout curve under the 2007 Plan. The Company’s discussion and analysis of compensation for 2011 will address these additional changes.
          Economic Uncertainty
          The economic downturn and its effects on the Company and the financial system will make it difficult for the Committee to set appropriate Company and individual performance criteria for compensation purposes. Additionally, continued economic volatility, and its effects on our Company’s stock price, may cause the value of stock options and RSUs that we have awarded to our NEOs to fall below levels that the Committee deems necessary to provide appropriate performance and retention incentives for such officers. Accordingly, the Committee will continue to exercise discretion in determining compensation for our NEOs to ensure that we continue to meet our compensation philosophies and objectives.

COMPENSATION COMMITTEE REPORT
Overview
          The Compensation Committee of the Board of Directors of Wintrust Financial Corporation oversees Wintrust Financial Corporation’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
          In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s Proxy Statement to be filed in connection with the Company’s 2011 Annual Meeting of Shareholders, each of which will be filed with the SEC.
Risk Review
          For most of 2010 the Company was a participant in the CPP portion of TARP. As required by TARP, the Committee met with the Company’s senior risk officers in December 2009 and September 2010 to conduct risk assessments related to the Company’s senior executive officer (“SEO”) compensation plans and its other employee compensation plans. These assessments focused on three issues: (1) whether the compensation for the SEOs of the Company encourages them to take unnecessary and excessive risks that threaten the value of the Company; (2) whether the Company’s employee compensation plans pose unnecessary risks to the Company; and (3) whether there was any need to eliminate any features of these plans to the extent that they encouraged the manipulation of reported earnings of the Company to enhance the compensation of any employee.
          In connection with this review, the Company’s chief risk officer, its Executive Vice President — Risk Management, met with the Committee to discuss the material features of the compensation plans of the Company’s senior risk officers and the Company’s employees generally, all in the context of risks presented by each to the Company. Among other things, the Company reviewed plans providing for fixed and variable compensation, including commissions compensation arrangements applicable to employees of Wintrust Wealth Management and Wintrust Mortgage Company.
          For each of the incentive plans reviewed, the Committee considered, among other things, how the level and structure of compensation compares to the peer group, if there is an appropriate balance between fixed and variable pay, the selection of performance criteria, the relationship between those criteria and the payouts, and the safeguards imposed by the Company’s stringent internal controls. Based on this review and analysis and input from the Company’s senior risk officers, the Committee concluded that the Company’s incentive plans do not encourage our SEOs or employees to take unnecessary and excessive risks that threaten the value of the Company, that the Company’s employee compensation plans do not encourage unnecessary risks, that there was no need to eliminate features of plans as the Committee determined that the plans did not contain features that encourage earnings manipulation, and, more generally, that no changes to the plans are required for these purposes.
          In June 2010 financial industry regulators adopted new incentive compensation risk management principles. Using experience under the TARP rules, during 2010 our management developed a risk management process to apply those new principles to the Company’s incentive plans. It is expected that in 2011 all of the Company’s plans with material inherent risk and covered by the new regulatory principles will be integrated into that new risk management process.
          Senior Executive Officer Compensation Plans
          The Committee and the senior risk officers reviewed the operation of the Company’s 2010 executive compensation program, including the annual bonus program, the long-term incentive compensation program and the CIRP. Following its review, the Committee and the senior risk officers concluded that the SEO compensation plans do not encourage unnecessary and excessive risk-taking that threatens the value of the Company or the manipulation of reported earnings. In making the foregoing determination, the Committee and senior risk officers considered the following:
•	Balance between fixed and incentive compensation. As a result of a review undertaken by the Committee in previous years, the 2010 compensation program placed a greater emphasis on the long-term incentive portion of executive compensation and pay-for-performance. Even with such greater emphasis, the Committee seeks to achieve a balance between fixed, short-term and long-term compensation such that no single component creates an incentive for the executive to jeopardize the other components by taking unnecessary risks. For this reason the Committee determined that the balance between fixed and long-term incentive compensation creates disincentives to executives to take on unnecessary risks in order to achieve short-term results.

•	Performance criteria. The Committee uses return on tangible equity as compared to budget as the primary performance criteria for its long-term incentive compensation program, net earnings for its annual bonus program and growth in earnings per share over time for the CIRP. These and other criteria used were reviewed and recommended by the Committee’s expert executive compensation consultants, Towers Perrin. The Committee believes that this combination of criteria creates disincentives to executives to take on unnecessary risks in order to achieve short term results, as taking unnecessary risks to achieve short-term results could negatively impact the ability of the Company to reach the criteria set forth for grants made under the long-term incentive program.

•	Discretionary portion of incentive compensation. The Committee retains complete negative discretion with respect to incentive compensation, despite the achievement of goals, if a determination is made that the goals were achieved outside of the framework of the guidelines, or if a determination is made that while the goals were achieved, the performance fell short of that required for an incentive award. In the past, the Committee has exercised this discretion when, in its view, overall Company performance has not met expectations. One other reason for such a downward adjustment could be the determination that a goal was achieved primarily due to unnecessary and excessive risk-taking rather than core, prudent undertakings.

•	Internal Control Processes. The Company’s culture of ethical conduct is supplemented by the safeguards imposed by our stringent system of financial reporting and risk management controls, including our accounting processes, internal and external audit functions, our internal control over the financial reporting process, our disclosure control processes and our Corporate Code of Ethics and Senior Financial Officer Code of Ethics.

•	Limited use of incentive compensation in 2010. Due to the restrictions under TARP prior to repayment, the Committee had a limited ability to use equity as compensation during 2010.

•	Shareholder Alignment. In order to strengthen the alignment of interests between the SEOs and shareholders, in January 2011 the Committee adopted stock ownership guidelines for our SEOs. See “Executive Compensation—Additional Compensation Policies—Stock Ownership Policy” above.
          Based upon these factors and the ability of the Committee to use its discretion to reduce actual incentive payments, the Committee concluded that the SEO compensation plans do not create an incentive for SEOs to take excessive risks.
          Employee Compensation Plans
          In addition to the compensation plans for the SEOs, the Company maintains various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder and some for which the amounts to be paid thereunder is based on a formula, or a combination of these approaches. Each of these plans was reviewed by the Committee as described above. As a result of this review, it was determined that risk management oversight, internal control processes, governance procedures currently in place and the discretionary nature of many of the compensation plans collectively served to ensure that the compensation plans do not encourage excessive risk-taking activities or the manipulation of earnings.
          Certification
          In accordance with the requirements of TARP, in which the Company was a participant for most of 2010, the Committee certifies that during 2010:
(1)	It reviewed with senior risk officers the SEO compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It reviewed with senior risk officers the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)	It reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.
COMPENSATION COMMITTEE

ALBIN F. MOSCHNER (Chair)	JOSEPH F. DAMICO
BRUCE K. CROWTHER	CHARLES H. JAMES III

2010 SUMMARY COMPENSATION TABLE
          The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2010, 2009 and 2008. The section of this Proxy Statement entitled “Compensation Discussion and Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified	All
					Option	Plan	Deferred	Other
		Salary	Bonus	Stock Awards	Awards	Compensation	Compensation	Compensation	Total
	Year	($)	($)(1)	($)(1)(2)	($)(3)	($)(4)	Earnings ($)	($)(5)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Edward J. Wehmer	2010	1,000,000	520,000	849,976	—	43,172	—	26,763	2,439,911
President & Chief	2009	900,000	—	50,000	—	43,236	—	26,946	1,020,182
Executive Officer	2008	791,667	—	—	102,431	44,841	—	21,350	960,289

David A. Dykstra	2010	750,000	375,000	649,989	—	—	—	27,008	1,801,997
Senior Executive Vice	2009	675,000	—	37,500	—	—	—	24,177	736,677
President & Chief Operating Officer	2008	592,500	—	—	91,050	—	—	24,217	707,767

Richard B. Murphy	2010	450,000	225,000	224,979	—	—	—	12,693	912,672
Executive Vice	2009	413,750	—	—	—	—	—	11,174	424,924
President & Chief Credit Officer	2008	363,750	50,000	29,985	73,978	—	—	7,912	525,625

David L. Stoehr	2010	368,750	135,000	164,982	—	—	—	13,115	681,847
Executive Vice	2009	315,000	—	—	—	—	—	11,798	326,798
President & Chief Financial Officer	2008	248,333	47,000	21,985	—	—	—	16,305	333,623

Leona A. Gleason	2010	343,894	225,000 (6)	153,775	146,354	20,080	—	12,698	901,801
Executive Vice President	2009	—	—	—	—	—	—	—	—
& Chief Administrative Officer	2008	—	—	—	—	—	—	—	—

(1)	The amounts shown in these columns for 2010 include annual bonus awards made in restricted stock in January 2010 with respect to 2009 performance as well as cash annual bonus awards made in January 2011 with respect to 2010 performance. As required by TARP, all 2009 annual bonuses for NEOs were paid exclusively in restricted stock. Because such payments were made in January 2010 pursuant to Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), they appear in the Summary Compensation Table attributed to 2010 in the Stock Awards column. Amounts shown in the following table reflect cash and restricted stock annual bonus awards made to our NEOs for 2009 and 2010 performance, attributed to the year in which such annual bonus awards were earned rather than when such annual bonus awards were made.

				Stock	Total
		Salary	Bonus	Awards	Compensation
Named Executive Officer	Year	($)	($)	($)	($)
Edward J. Wehmer	2010	1,000,000	520,000	100,000	1,689,935
	2009	900,000	—	799,976	1,770,158
David A. Dykstra	2010	750,000	375,000	75,000	1,227,008
	2009	675,000	—	612,489	1,311,666
Richard B. Murphy	2010	450,000	225,000	—	687,693
	2009	413,750	—	224,979	649,903
David L. Stoehr	2010	368,750	135,000	—	516,865
	2009	315,000	—	164,982	491,780
Leona A. Gleason	2010	343,894	225,000	153,775	901,801
	2009	—	—	—	—

(2)	The amounts shown in this column constitute RSUs or salary share stock units granted under the 2007 Plan and are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The aggregate grant date fair value of the RSU or salary share stock unit awards represents the average of the high and low sale prices of the Company’s Common Stock on the date of grant, as reported by Nasdaq, multiplied by the number of RSUs or salary share stock units granted to the NEOs. The 2010 amounts relate to (a) salary share stock units granted for Mr. Wehmer and Mr. Dykstra in the amounts of $100,000 and $75,000, respectively, and (b) the awards disclosed in note (1) above. The 2009 amounts relate to salary share stock unit awards and the 2008 amounts relate to RSU awards.

(3)	The amounts shown in this column constitute options granted under the 2007 Plan. Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. The accounting policy and assumptions for stock-based compensation are described in Notes 1 and 19 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	The amounts shown represent awards under the CIRP which have fully vested but payment has been deferred.

(5)	Amounts in this column include the value of the following perquisites paid to the NEOs in 2010, 2009 and 2008. Perquisites are valued at actual amounts paid to each provider of such perquisites.

			Club
		Corporate	Memberships	Life	Supplemental	401(k) Plan
		Automobile	Not Exclusively	Insurance	Long-Term	Matching
		Usage	For Business Use	Premiums	Disability	Contribution
Named Executive Officer	Year	($)	($)	($)	($)	($)	Total
Edward J. Wehmer	2010	5,952	7,698	8,054	1,059	4,000	26,763
	2009	6,814	7,612	7,438	1,082	4,000	26,946
	2008	6,906	6,976	2,299	1,169	4,000	21,350
David A. Dykstra	2010	18,473	—	4,535	—	4,000	27,008
	2009	17,623	—	2,554	—	4,000	24,177
	2008	19,024	—	1,193	—	4,000	24,217
Richard B. Murphy	2010	2,699	2,047	3,947	—	4,000	12,693
	2009	1,778	2,143	3,253	—	4,000	11,174
	2008	1,367	1,476	1,069	—	4,000	7,912
David L. Stoehr	2010	6,192	—	2,923	—	4,000	13,115
	2009	5,991	—	1,807	—	4,000	11,798
	2008	9,411	2,113	781	—	4,000	16,305
Leona A. Gleason	2010	7,378	—	1,320	—	4,000	12,698
	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—

(6)	The amount shown includes the $100,000 employment inducement award paid to Ms. Gleason upon her hire.

2010 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive Plan
			Plan Awards			Awards			All	All		Grant
									Other	Other		Date
									Stock	Option		Fair
									Awards:	Awards:	Exercise	Value of
									Number of	Number of	or Base	Stock and
									Shares of	Securities	Price of	Option
	Grant	Approval							Stock or	Underlying	Option	Awards
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (1)	Options	Awards	($/Sh)
Name			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Edward J. Wehmer	1/15/10	8/14/09	—	—	—	—	—	—	134	—	—	4,167
	1/28/10	1/28/10	—	—	—	—	—	—	21,138	—	—	749,976
	1/31/10	8/14/09	—	—	—	—	—	—	116	—	—	4,167
	2/15/10	8/14/09	—	—	—	—	—	—	129	—	—	4,167
	2/28/10	8/14/09	—	—	—	—	—	—	123	—	—	4,167
	3/15/10	8/14/09	—	—	—	—	—	—	119	—	—	4,167
	3/31/10	8/14/09	—	—	—	—	—	—	111	—	—	4,167
	4/15/10	8/14/09	—	—	—	—	—	—	105	—	—	4,167
	4/30/10	8/14/09	—	—	—	—	—	—	108	—	—	4,167
	5/15/10	8/14/09	—	—	—	—	—	—	106	—	—	4,167
	5/31/10	8/14/09	—	—	—	—	—	—	116	—	—	4,167
	6/15/10	8/14/09	—	—	—	—	—	—	119	—	—	4,167
	6/30/10	8/14/09	—	—	—	—	—	—	121	—	—	4,167
	7/15/10	8/14/09	—	—	—	—	—	—	116	—	—	4,167
	7/31/10	8/14/09	—	—	—	—	—	—	133	—	—	4,167
	8/15/10	8/14/09	—	—	—	—	—	—	144	—	—	4,167
	8/31/10	8/14/09	—	—	—	—	—	—	146	—	—	4,167
	9/15/10	8/14/09	—	—	—	—	—	—	135	—	—	4,167
	9/30/10	8/14/09	—	—	—	—	—	—	128	—	—	4,167
	10/15/10	8/14/09	—	—	—	—	—	—	131	—	—	4,167
	10/31/10	8/14/09	—	—	—	—	—	—	138	—	—	4,167
	11/15/10	8/14/09	—	—	—	—	—	—	136	—	—	4,167
	11/30/10	8/14/09	—	—	—	—	—	—	145	—	—	4,167
	12/15/10	8/14/09	—	—	—	—	—	—	133	—	—	4,167
	12/31/10	8/14/09	—	—	—	—	—	—	125	—	—	4,167

David A. Dykstra	1/15/10	8/14/09	—	—	—	—	—	—	101	—	—	3,125
	1/28/10	1/28/10	—	—	—	—	—	—	16,206	—	—	574,989
	1/31/10	8/14/09	—	—	—	—	—	—	86	—	—	3,125
	2/15/10	8/14/09	—	—	—	—	—	—	97	—	—	3,125
	2/28/10	8/14/09	—	—	—	—	—	—	92	—	—	3,125
	3/15/10	8/14/09	—	—	—	—	—	—	89	—	—	3,125
	3/31/10	8/14/09	—	—	—	—	—	—	84	—	—	3,125
	4/15/10	8/14/09	—	—	—	—	—	—	79	—	—	3,125
	4/30/10	8/14/09	—	—	—	—	—	—	81	—	—	3,125
	5/15/10	8/14/09	—	—	—	—	—	—	80	—	—	3,125
	5/31/10	8/14/09	—	—	—	—	—	—	86	—	—	3,125
	6/15/10	8/14/09	—	—	—	—	—	—	89	—	—	3,125
	6/30/10	8/14/09	—	—	—	—	—	—	91	—	—	3,125
	7/15/10	8/14/09	—	—	—	—	—	—	87	—	—	3,125
	7/31/10	8/14/09	—	—	—	—	—	—	100	—	—	3,125

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive Plan
			Plan Awards			Awards			All	All		Grant
									Other	Other		Date
									Stock	Option		Fair
									Awards:	Awards:	Exercise	Value of
									Number of	Number of	or Base	Stock and
									Shares of	Securities	Price of	Option
	Grant	Approval							Stock or	Underlying	Option	Awards
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (1)	Options	Awards	($/Sh)
Name			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
	8/15/10	8/14/09	—	—	—	—	—	—	108	—	—	3,125
	8/31/10	8/14/09	—	—	—	—	—	—	109	—	—	3,125
	9/15/10	8/14/09	—	—	—	—	—	—	102	—	—	3,125
	9/30/10	8/14/09	—	—	—	—	—	—	96	—	—	3,125
	10/15/10	8/14/09	—	—	—	—	—	—	98	—	—	3,125
	10/31/10	8/14/09	—	—	—	—	—	—	104	—	—	3,125
	11/15/10	8/14/09	—	—	—	—	—	—	101	—	—	3,125
	11/30/10	8/14/09	—	—	—	—	—	—	109	—	—	3,125
	12/15/10	8/14/09	—	—	—	—	—	—	100	—	—	3,125
	12/31/10	8/14/09	—	—	—	—	—	—	93	—	—	3,125

Richard B. Murphy	1/28/10	1/28/10	—	—	—	—	—	—	6,341	—	—	224,978

David L. Stoehr	1/28/10	1/28/10	—	—	—	—	—	—	4,650	—	—	164,982

Leona A. Gleason	1/4/10	1/4/10	—	—	—	—	—	—	—	10,000	30.76	146,354
	1/4/10	1/4/10	—	—	—	—	—	—	5,000	—	—	153,775
	1/4/10	1/4/10	100,000 (3)	— (3)	240,000 (3)	—	—	—	—	—	—	—

(1)	The amounts shown in this column constitute RSUs or salary share stock units granted under the 2007 Plan. The amounts relate to (a) salary share stock units granted for Mr. Wehmer and Mr. Dykstra in the amounts of $100,000 and $75,000, respectively, and (b) annual bonus awards made in restricted stock to each NEO in lieu of cash as required by TARP.

(2)	The aggregate grant date fair value of the RSU or salary share stock unit awards represents the average of the high and low sale prices of the Company’s Common Stock on the date of grant, as reported by Nasdaq, multiplied by the number of RSUs or salary share stock units granted to the NEOs.

(3)	This amount represents the employment inducement award under the CIRP paid to Ms. Gleason upon her hire. The form of award made to Ms. Gleason under the CIRP does not provide for a target award but does contain a minimum and maximum payout as noted in the table.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
          The following table sets forth information for each NEO with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2010 and (2) each award of RSUs that has not vested and remained outstanding at December 31, 2010.

	Options Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
			Equity					Plan	Payout
			Incentive					Awards:	Value of
			Plan			Number of	Market	Number of	Unearned
			Awards:			Shares or	Value of	Unearned	Shares,
	Number of	Number of	Number of			units of	Shares or	Shares,	Units or
	Securities	Securities	Securities			Stock	Units of	Units or	Other
	Underlying	Underlying	Underlying			That	Stock	Other	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	Have Not	That	Rights That	That
	Options	Options	Unearned	Exercise	Expiration	Vested	Have Not	Have Not	Have Not
Name	(#)(1)	(#)	Options	Price	Date	(#) (2)	Vested	Vested	Vested
(a)	Exercisable (b)	(c)	(#)(d)	($)(e)	(f)	(g)	($)(h)	(#)(i)	($)(j)
Edward J. Wehmer	180,000	—	—	18.81	1/22/12	21,138	698,188	—	—
	50,000	—	—	45.46	12/22/13	—	—	—	—
	3,600	5,400	—	33.06	1/24/15	—	—	—	—
David A. Dykstra	21,000	—	—	18.81	1/22/12	16,206	535,284	—	—
	15,000	—	—	45.46	12/22/13	—	—	—	—
	60,000	—	—	54.92	1/25/15	—	—	—	—
	3,200	4,800	—	33.06	1/24/15	—	—	—	—
Richard B. Murphy	4,999	—	—	18.81	1/22/12	10,000	330,300	—	—
	42,000	—	—	43.20	10/30/13	6,341	209,443	—	—
	1,000	—	—	45.46	12/22/13	—	—	—	—
	2,600	3,900	—	33.06	1/24/15	—	—	—	—
David L. Stoehr	12,750	—	—	18.81	1/22/12	4,650	153,590	—	—
	10,000	—	—	30.57	10/24/12	—	—	—	—
	1,000	—	—	45.46	12/22/13	—	—	—	—
Leona A. Gleason	—	10,000	—	30.76	1/4/17	5,000	165,150	—	—

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding non-equity incentive plan options:

Name	Award Type	1/4/11	1/24/11	1/4/12	1/24/12	1/4/13	1/24/13	1/4/14	1/4/15
Edward J. Wehmer	Stock Options	—	1,800	—	1,800	—	1,800	—	—
David A. Dykstra	Stock Options	—	1,600	—	1,600	—	1,600	—	—
Richard B. Murphy	Stock Options	—	1,300	—	1,300	—	1,300	—	—
David L. Stoehr	Stock Options	—	—	—	—	—	—	—	—
Leona A. Gleason	Stock Options	2,000	—	2,000	—	2,000	—	2,000	2,000

(2)	The following table provides information with respect to the vesting of each NEO’s outstanding shares of RSUs:

Name	Award Type	1/4/11	7/25/11	1/4/12	1/28/12	7/25/12	1/4/13
Edward J. Wehmer	Restricted Stock Units	—	—	—	21,138	—	—
David A. Dykstra	Restricted Stock Units	—	—	—	16,206	—	—
Richard B. Murphy	Restricted Stock Units	—	5,000	—	6,341	5,000	—
David L. Stoehr	Restricted Stock Units	—	—	—	4,650	—	—
Leona A. Gleason	Restricted Stock Units	1,667	—	1,667	—	—	1,666

2010 OPTION EXERCISES AND STOCK VESTED TABLE
          The following table sets forth information for each NEO with respect to exercises of stock options and the vesting of stock awards during 2010, and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares	Value Realized	Acquired on	Value Realized
	Acquired on	on	Vesting	on Vesting
Name	Exercise (#)	Exercise ($)	(1)(#)	(2)($)
(a)	(b)	(c)	(d)	(e)
Edward J. Wehmer	—	—	63,017	2,252,827
David A. Dykstra	—	—	44,262	1,558,528
Richard B. Murphy	—	—	6,000	195,250
David L. Stoehr	—	—	333	11,598
Leona A. Gleason	—	—	—	—

(1)	Represents the vesting of RSUs under the Company’s 1997 Stock Incentive Plan and 2007 Plan and the award of fully vested salary share stock units under the Company’s 2007 Plan.

(2)	The value realized on the vesting of RSUs and salary share stock units represents the average of the high and low market price of the Common Stock on the date of vesting, as reported by Nasdaq, multiplied by the number of RSUs or salary share stock units, as applicable, that vested.
2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

						Aggregate
				Aggregate		Balance
	Executive	Registrant		Earnings	Aggregate	at Last
	Contributions	Contributions		in Last	Withdrawals /	Fiscal
	in Last Fiscal	in Last Fiscal		Fiscal	Distributions	Year End
Name	Year ($)	Year ($)		Year ($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)
Edward J. Wehmer	—	43,000	(1)	172	—	131,249
	—	1,627,425	(2)	(141,075)	—	1,486,350
	—	177,103	(2)	(11,953)	—	165,150
David A. Dykstra	—	1,239,718	(2)	(83,668)	—	1,156,050
Richard B. Murphy	—	—		—	—	—
David L. Stoehr	—	—		—	—	—
Leona A. Gleason	—	20,000	(1)	80	—	20,080

(1)	These amounts represent awards under the CIRP which have fully vested but payment has been deferred.

(2)	These amounts represent RSU awards which have vested but are not issuable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
          As noted under “Compensation Discussion and Analysis — Post-Termination Compensation” on page 41 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2010, the last day of our most recent fiscal year.
Payments Made upon Termination
          The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:
•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•	The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, or (ii) reduce the NEO’s adjusted total compensation (as defined in the agreements) to an amount less than (x) 75% of his or her adjusted total compensation for the prior 12 months or (y) 75% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of Wintrust’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.
          The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions and confidentiality provisions that would apply for three years following the termination of employment of Messrs. Wehmer, Dykstra, Murphy and Stoehr, or two years following the termination of employment of Ms. Gleason.
Payment Obligations for Termination with Cause
          If a NEO is terminated for Cause, he or she is entitled to receive amounts earned during the terms of employment. Such amounts include:
•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave;

•	earned but unpaid annual incentive compensation; and

•	reimbursements.

          Payment Obligations Upon Death or Permanent Disability
          In the event of death or permanent disability of a NEO, in addition to the items above:
•	Messrs. Wehmer, Dykstra, Murphy and Stoehr will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards to such NEO in the year of his death or disability, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii), in the case of permanent disability, ratably over 36 months, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company;

•	Ms. Gleason will be entitled to a payment equal to two times the sum of her base salary in effect at the time of her death or disability and the cash and stock bonus amount paid out or awarded to Ms. Gleason during the twelve-month period prior to her death or disability, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of Ms. Gleason’s death or (ii), in the case of permanent disability, ratably over 24 months, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company; and

•	he or she will immediately vest in all outstanding awards under the Incentive Plans.
          Additionally, in the event of termination due to permanent disability:
•	Messrs. Wehmer, Dykstra and Murphy and Ms. Gleason will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he or she becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he or she becomes eligible for Medicare benefits; and

•	Mr. Stoehr will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period over which the severance payments described in the first bullet point of this subsection are made.
          Payment Obligations for Constructive Termination or Termination Without Cause
          In the event of constructive termination or termination without cause of a NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that:
•	the payment to Messrs. Wehmer, Dykstra, Murphy and Stoehr described in the first bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period;

•	the payment to Ms. Gleason described in the second bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 24-month period;

•	outstanding option awards under the Incentive Plans will not immediately vest, but rather will remain exercisable until the earlier of (i) three months or (ii) the life of the award;

•	unvested RSU awards will immediately be forfeited, with the exception of Mr. Murphy’s July 2007 and Ms. Gleason’s January 2010 RSU awards, which fully vest;

•	Messr. Wehmer, Dykstra and Murphy and Ms. Gleason and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he or she becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion or (b) the date he or she becomes eligible for Medicare benefits; and

•	Mr. Stoehr and his respective dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (b) the expiration of the maximum coverage period under COBRA or (c) the date he becomes eligible for Medicare benefits.

          Payment Obligations for Termination Without Cause or Constructive Termination Following a Change of Control
          In the event of the constructive termination or termination without cause of a NEO within eighteen months of a change of control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally:
•	Pursuant to our Incentive Plans, the NEO will be entitled to immediate vesting and lapsing of restrictions on all outstanding awards;

•	Messrs. Wehmer, Dykstra and Murphy will be entitled to an additional cash payment equal to an amount that would offset any excise taxes charged to the NEO as a result of the receipt of any change of control payment and such offset payment, within 30 days of the determination that such excise tax is due; and

•	In the case of Mr. Stoehr and Ms. Gleason, such payment may be subject to reduction to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code).
          On May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. This policy does not apply to the employment agreements with Messrs. Wehmer, Dykstra and Murphy in effect at the time of adoption of such policy.
          For purposes of a change of control, the NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, (ii) reduce the NEO’s adjusted total compensation to an amount less than (x) 100% of his or her adjusted total compensation for the prior 12 months or (y) 100% of his or her adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater, or (iii) following the change of control, deliver notice to such NEO he or she will continue to be employed but his or her employment agreement will be rejected. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of Wintrust’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.
          “Change of control” is defined in the NEOs’ employment agreements by reference to the 2007 Plan, which defines change of control as any of the following events:
•	if any person acquires 50% or more of the Company’s outstanding Common Stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company);

•	if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board;

•	the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.
Payment Obligations Under the Cash Incentive and Retention Plan
          In 2008, the Company made awards under the CIRP to Mr. Wehmer, Mr. Dykstra and Mr. Murphy with respect to the 2008-2012 performance cycle. In 2010, the Company made an award under the CIRP to Ms. Gleason with respect to the 2010-2014 performance cycle. Under the terms of their awards, Mr. Wehmer, Mr. Dykstra, Mr. Murphy and Ms. Gleason are entitled to certain payments upon various termination scenarios and a change in control of the Company.

          Under the terms of Mr. Wehmer’s CIRP award agreement, he is entitled to a prorated CIRP award in the event of termination of his employment during the performance cycle as a result of disability or death. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by Mr. Wehmer’s vested percentage in the award. In the event of Mr. Wehmer’s termination not for cause, resignation from the Company or retirement, Mr. Wehmer is entitled to an amount equal to his minimum CIRP award. Mr. Wehmer’s minimum CIRP award is equal to Mr. Wehmer’s vested percentage of his target award multiplied by 100% plus the compound annual interest rate based on the 91-day Treasury bill rate for the period from January 1, 2008 through December 31, 2012, or if earlier, the date as of which the minimum CIRP award is being determined. In the event of Mr. Wehmer’s termination due to retirement, Mr. Wehmer is also entitled to an additional amount equal to the amount of the CIRP award that Mr. Wehmer would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by his vested percentage in the award. Mr. Wehmer is not entitled to any award under the CIRP in the event of his termination for cause. Mr. Wehmer annually vests in 20% increments.
          Under the terms of Mr. Dykstra’s and Mr. Murphy’s CIRP award agreements, such NEO is entitled to a prorated CIRP award in the event of termination of his employment during the performance cycle as a result of disability, death, termination not for cause or resignation. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by such NEO’s vested percentage in the award. In the event of Mr. Dykstra’s or Mr. Murphy’s termination due to retirement, such NEO is entitled to a prorated award as well as an additional amount equal to the amount of the CIRP award that he would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by his vested percentage in the award. Such NEO is not entitled to any award under the CIRP in the event of his termination for cause. Mr. Dykstra and Mr. Murphy annually vest in 20% increments.
          Under the terms of Ms. Gleason’s CIRP award agreement, she is entitled to a prorated CIRP award in the event of termination of her employment during the performance cycle as a result of disability or death. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by Ms. Gleason’s vested percentage in the award. In the event of Ms. Gleason’s termination not for cause, resignation from the Company or retirement, Ms. Gleason is entitled to an amount equal to her minimum CIRP award. Ms. Gleason’s minimum CIRP award is equal to Ms. Gleason’s vested percentage of her target award multiplied by 100% plus the compound annual interest rate based on the 91-day Treasury bill rate for the period from January 1, 2010 through December 31, 2014, or if earlier, the date as of which the minimum CIRP award is being determined. In the event of Ms. Gleason’s termination due to retirement, Ms. Gleason is also entitled to an additional amount equal to the amount of the CIRP award that Ms. Gleason would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by her vested percentage in the award. Ms. Gleason is not entitled to any award under the CIRP in the event of her termination for cause. Ms. Gleason annually vests in 20% increments.
          In the event of a change in control of the Company, each of Mr. Wehmer, Mr. Dykstra, Mr. Murphy and Ms. Gleason are entitled to an award equal to an amount determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which the change in control occurs.
          The table below shows potential payments to the NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause, in connection with a Change in Control and retirement. The amounts shown assume that termination was effective as of December 31, 2010, and are estimates of the amounts that would be paid to the executives upon termination. All equity awards have been calculated using the closing stock price of the Company’s Common Stock on December 31, 2010 of $33.03, as reported on Nasdaq. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

				Constructive
				Termination or
				Termination
			Permanent	Without	Change in
		Death	Disability	Cause	Control	Retirement
Name	Type of Payment	($)	($)	($)	($)	($)
Edward J. Wehmer (1)	Cash Severance Benefit (2)	5,610,000	5,610,000	5,610,000	5,610,000	—
	Value of Unvested and Accelerated Equity(3)	698,188	698,188	—	698,188	—
	Value of Cash Incentive and Retention Award(4)	133,419	133,419	133,419	222,364	133,419
	Benefit Continuation(5)	—	153,256	153,256	153,256	—
	Less Life Insurance Proceeds(6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	2,136,747	—

	TOTAL	3,741,607	5,874,863	5,896,675	8,820,555	133,419

David A. Dykstra (1)	Cash Severance Benefit (2)	4,083,750	4,083,750	4,083,750	4,083,750	—
	Value of Unvested and Accelerated Equity(3)	535,284	535,284	—	535,284	—
	Value of Cash Incentive and Retention Award	—	—	—	—	—
	Benefit Continuation(5)	—	97,430	97,430	97,430	—
	Less Life Insurance Proceeds(6)	(2,700,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	1,531,176	—

	TOTAL	1,919,034	3,996,464	4,181,180	6,247,640	—

Richard B. Murphy (1)	Cash Severance Benefit (2)	2,227,500	2,227,500	2,227,500	2,227,500	—
	Value of Unvested and Accelerated Equity(3)	539,743	539,743	330,300	539,743	—
	Value of Cash Incentive and Retention Award	—	—	—	—	—
	Benefit Continuation(5)	—	248,651	248,651	248,651	—
	Less Life Insurance Proceeds(6)	(2,025,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Excise Tax Gross-Up Payment(8)	—	—	—	909,707	—

	TOTAL	742,243	2,295,894	2,806,451	3,925,601	—

David L. Stoehr (1)	Cash Severance Benefit (2)	1,776,000	1,776,000	1,776,000	1,776,000	—
	Value of Unvested and Accelerated Benefit(3)	153,590	153,590	—	153,590	—
	Continuation(5)	—	56,298	28,149	28,149	—
	Less Life Insurance Proceeds(6)	(1,575,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(720,000)	—	—	—
	Scaleback Adjustment(9)	—	—	—	—	—

	TOTAL	354,590	1,265,888	1,804,149	1,957,739	—

				Constructive
				Termination or
				Termination
			Permanent	Without	Change in
		Death	Disability	Cause	Control	Retirement
Name	Type of Payment	($)	($)	($)	($)	($)
Leona A. Gleason (1)	Cash Severance Benefit (2)	690,000	690,000	690,000	690,000	—
	Value of Unvested and Accelerated Equity(3)	187,900	187,900	165,150	187,900	—
	Value of Cash Incentive and Retention Award	20,016	20,016	20,016	100,080	—
	Benefit Continuation(5)	—	47,782	47,782	47,782	—
	Less Life Insurance Proceeds(6)	(710,000)	—	—	—	—
	Less Disability Insurance Proceeds(7)	—	(480,000)	—	—	—
	Scaleback Adjustment(9)	—	—	—	—	—

	TOTAL	187,916	465,698	922,948	1,025,762	—

(1)	In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, earned but unpaid annual incentive compensation and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2010.

(2)	Upon termination due to death, disability, termination without cause, constructive termination, or change of control, each NEO, with the exception of Ms. Gleason, is entitled to receive an amount equal to three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus and the NEO’s target stock bonus in the year in which the termination occurs. Ms. Gleason is entitled to receive an amount equal to two times (2x) the sum of her (i) base salary in effect at the time of termination plus (ii) an amount equal to any cash bonus paid to her during the 12-month period prior to termination and any stock bonus amounts awarded or granted to her in the 12-month period prior to termination.

(3)	In the event of a constructive termination or termination without cause, (i) outstanding stock option awards will not immediately vest but will remain exercisable until the earlier of three months or the life of the award, and (ii) outstanding RSUs will immediately be forfeited, with the exception of Mr. Murphy’s July 2007 and Ms. Gleason’s January 2010 RSU awards, which fully vest. In the event of death, permanent disability, or termination in connection with a change in control, all outstanding equity awards immediately vest. The exercise price of all outstanding stock option awards held by Mr. Wehmer and Mr. Dykstra exceed the closing stock price of the Company’s Common Stock on December 31, 2010 of $33.03, as reported on Nasdaq; therefore, they do not impact the total value of the termination benefits. Mr. Stoehr does not currently hold any outstanding stock option awards.

(4)	As Mr. Wehmer is early retirement eligible, he would also be entitled to an additional amount equal to the amount of the CIRP award that he would have received if he would have remained employed through the end of the performance period (December 31, 2012), if he remains retired from the industry. This additional amount is not included in the total value of his termination benefits.

(5)	We have assumed benefit continuation for Messrs. Wehmer, Dykstra and Murphy and Ms. Gleason through the age of 65, the time at which the NEO will be eligible for Medicare. We have assumed benefit continuation for 36 months in the event of permanent disability and 18 months in the event termination in connection with a change in control, termination without cause or constructive termination for Mr. Stoehr, per current COBRA guidelines.

(6)	In the event of termination in connection with death, the amount of benefits to be paid to the NEO pursuant to his or her employment agreement shall be reduced by the amount of any life insurance benefit payments paid or payable to the NEO from policies of insurance maintained and/or paid for by the Company; provided that in the event the life insurance benefits exceed the amount to be paid to the NEO, the NEO shall remain entitled to receive the excess life insurance payments.

(7)	In the event of termination in connection with permanent disability, the amount of benefits to be paid to the NEO pursuant to his or her employment agreement shall be reduced by the amount of any long-term disability insurance benefit payments paid or payable to the NEO during the payment period from policies of insurance maintained and/or paid for by the Company;

provided that in the event the long-term disability insurance benefits exceed the amount to be paid to the NEO, the NEO shall remain entitled to receive the excess insurance payments.

(8)	In the event of a termination in connection with a change in control, Messrs. Wehmer, Dykstra and Murphy are entitled to an excise tax gross-up payment to be paid by the Company if the present value of the NEO’s parachute payments exceeds his safe harbor. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

(9)	The employment agreements for Mr. Stoehr and Ms. Gleason provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Internal Revenue Code (the “Reduced Payment”). The preceding sentence shall not apply if the sum of the amount of severance pay less the amount of excise tax payable by the NEO is greater than the Reduced Payment.
DIRECTOR COMPENSATION
          The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board of Directors. To strengthen the alignment of interests between Directors and shareholders, the Board has adopted a minimum stock ownership guideline for Directors. Within three years of joining the Board, each Director should own Common Stock (or common stock equivalents) having a value of at least three times the annual retainer fee paid to Directors. All of the Company’s Directors own a number of shares which exceeds this minimum stock ownership guideline.
Compensation for Non-employee Directors
          For their service to the Company, non-employee Directors are entitled to an annual retainer, attendance fees for Board and committee meetings, and a payment for service as a chairman of the Board or of certain committees. Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors.
          Retainer Fees. The Company pays non-employee Directors an annual retainer of $30,000. As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock.
          Attendance Fees. Non-employee Directors receive $3,250 for each Board of Directors meeting they attend. For service on a committee of the Board of Directors, non-employee Directors receive an attendance fee of $1,700 per committee meeting, except for Audit Committee members, who receive a $2,000 attendance fee.
          Chairmanships. The Chairman of the Board, the Chair of the Risk Management Committee, the Chair of the Audit Committee, the Chair of the Compensation Committee, the Chair of the Nominating Committee and the Chair of the Finance Committee are entitled to an additional fee of $55,000, $35,000, $20,000, $10,000, $10,000 and $10,000, respectively.
          Subsidiary Directorships. Non-employee Directors who serve on the Boards of Directors of our Subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one subsidiary board other than Messrs. Getz, Heitmann and Rademacher. See the description above under “Election of Directors” for additional biographical information.
Directors Deferred Fee and Stock Plan
          The Director Plan is a program that allows non-employee Directors to receive their Director fees in either cash or Common Stock. Under the Director Plan, Directors may also choose to defer the receipt of their Director fees. Each of these options is described in greater detail below.

          Fees Paid in Stock. In April 2011, the Board of Directors amended the Director Plan to allow a Director to elect to receive his or her retainer fee in cash or in shares of the Company’s Common Stock. A Director will receive all fees in cash unless he or she elects to receive such fees in shares of the Company’s Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter. The shares of Common Stock to be paid will be issued once a year before January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to Common Stock received by a Director. The Company does not match or apply any premium to Director fees paid in shares of the Company’s Common Stock.
          Deferral of Common Stock. If a Director elects to defer receipt of shares of Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued before January 15th of the year following the date specified by the Director in his or her deferral election, which may be either the date on which he or she ceases to be a Director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A Director may elect to change the date on which the Common Stock represented by the Units will be issued, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the originally scheduled distribution would have been made.
          Deferral of Cash. If a Director elects to defer receipt of Directors’ fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to this account as of the date such fees otherwise would be payable to the Director. All amounts credited to a Director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the Director before January 15th of the year following the date specified by the Director in his or her deferral election, which may be either the date on which he or she ceases to be a Director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A Director may elect to change the date on which the amount in the deferred compensation account will be paid, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the originally scheduled payment would have been made.
Director Summary Compensation Table
          The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2010.

				(e)
				Change
				in Pension
				Value and
	(b)			Nonqualified
	Fees	(c)	(d)	Deferred	(f)
	Earned or	Stock	Option	Compensation	All Other	(g)
(a)	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)
Peter D. Crist	—	150,100	—	—	10,842	160,942
Bruce K. Crowther	—	88,300	—	—	14,033	102,333
Joseph F. Damico	43,100	30,000	—	—	—	73,100
Bert A. Getz, Jr.	—	67,550	—	—	17,838	85,388
H. Patrick Hackett, Jr.	68,300	30,000	—	—	24,644	122,944
Scott K. Heitmann	42,800	30,000	—	—	34,894	107,694
Charles H. James III	46,500	30,000	—	—	7,800	84,300
Albin F. Moschner	—	84,950	—	—	713	85,663
Thomas J. Neis	44,800	30,000	—	—	10,454	85,254
Christopher J. Perry(4)	—	85,050	—	—	477	85,527
Hollis W. Rademacher	64,850	30,000	—	—	125,625	220,475
Ingrid S. Stafford	66,500	30,000	—	—	25,767	122,267

(1)	Includes fees paid in cash, both paid out and deferred, for services as Directors of the Company.

(2)	Includes fees paid in stock, both distributed and deferred, for services as Directors of the Company.

(3)	Includes fees paid in cash and stock, both paid out and deferred, for services as directors of the Company’s subsidiaries. Also includes interest earned on fees deferred in accordance with “Deferral of Cash” option described above and dividends earned on fees deferred in accordance with “Deferral of Common Stock” option described above.

(4)	Pursuant to Mr. Perry’s request, director fees payable to him are paid directly to CIVC Partners, LP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
          The following table sets forth the beneficial ownership of the Common Stock as of the Record Date, with respect to (i) each Director and each NEO (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that beneficially own in excess of 5% of the Common Stock. Unless otherwise indicated, the listed person has sole voting and dispositive power. Except as indicated in the footnotes to the table below, the business address of the persons listed below is the address of our principal executive office, 727 North Bank Lane, Lake Forest, Illinois 60045.

				Options &
	Amount of			Warrants	Total
	Common Shares	Restricted		Exercisable	Amount of
	Beneficially	Stock		Within	Beneficial	Total Percentage
	Owned (1)	Units (1)		60 Days (1)	Ownership (1)	Ownership (1)
Directors
Peter D. Crist	72,149	—		—	72,149	*
Bruce K. Crowther	17,996	—		—	17,996	*
Joseph F. Damico	10,177	—		—	10,177	*
Bert A. Getz, Jr.	23,007	—		—	23,007	*
H. Patrick Hackett, Jr.	23,475	—		—	23,475	*
Scott K. Heitmann	12,588	—		—	12,588	*
Charles H. James III	3,757	—		—	3,757	*
Albin F. Moschner(2)	40,998	—		—	40,998	*
Thomas J. Neis	15,703	—		—	15,703	*
Christopher J. Perry	35,750	—		—	35,750	*
Hollis W. Rademacher	93,874	—		—	93,874	*
Ingrid S. Stafford	14,895	—		—	14,895	*
Edward J. Wehmer(3)**	171,922	89,935	(12)	235,400	497,257	1.41%
Other Named Executive Officers
David A. Dykstra	113,251	63,886	(12)	100,800	277,937	*
Richard B. Murphy(4)	33,579	23,800	(13)	51,899	109,278	*
David L. Stoehr(5)	5,592	6,141	(12)	23,750	35,483	*
Leona A. Gleason	1,173	4,824	(12)	2,000	7,997	*
Total Existing Directors & Executive Officers (24 persons)(6)	814,727	227,990		543,718	1,586,435	4.44%
Other Significant Shareholders
Dimensional Fund Advisors LP(7)	1,817,333	—		—	1,817,333	5.22%
T. Rowe Price Associates, Inc.(8)	2,402,350	—		—	2,402,350	6.90%
BlackRock, Inc.(9)	2,684,057	—		—	2,684,057	7.70%
Wellington Management Company, LLP(10)	3,448,716	—		—	3,448,716	9.90%
CIVC-WTFC LLC(11)	1,944,000	—		—	1,944,000	5.27%

*	Less than 1%

**	Mr. Wehmer is also an executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2)	Of the shares beneficially owned by Mr. Moschner, 27,000 are pledged as security to a financial institution.

(3)	Of the shares beneficially owned by Mr. Wehmer, 60,000 are pledged as security to a financial institution.

(4)	Of the shares beneficially owned by Mr. Murphy, 22,643 are pledged as security to a financial institution.

(5)	Of the shares beneficially owned by Mr. Stoehr, 4,744 are pledged as security to a financial institution.

(6)	In addition to the pledged shares disclosed in footnotes 2-5, an additional 27,524 shares are pledged as security to a financial institution by an executive officer other than a NEO.

(7)	Based on information obtained from Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 11, 2011. According to this report, Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has informed the Company that these securities are owned by various investment companies, commingled group trusts and separate accounts (the “Funds”). Dimensional serves as investment manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. Dimensional has sole voting power with respect to 1,769,536 of these shares and sole dispositive power with respect to 1,817,333 of these shares.

(8)	Based on information obtained from Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 10, 2011. According to this report, Price Associates’ business address is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has informed the Company via letter that these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,755,000 of these shares, representing 5.1% of the shares outstanding). Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power with respect to 626,250 of these shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 1,755,000 of these shares.

(9)	Based on information obtained from Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 9, 2011. According to this report, BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022.

(10)	Based on information obtained from Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2011. According to this report, Wellington’s business address is 280 Congress Street, Boston, Massachusetts 02210. Wellington has shared voting power with respect to 3,381,316 of these shares and shared dispositive power with respect to 3,448,716 of these shares.

(11)	CIVC Partners LLC owns 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, which are convertible into shares of our Common Stock at $25.72 per share of Common Stock.

(12)	Shares vest at various dates between 2012 and 2014, and are subject to forfeiture until such time as they vest.

(13)	Shares vest at various dates between 2011 and 2014, and are subject to forfeiture until such time as they vest.
RELATED PARTY TRANSACTIONS
          We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee and the Nominating Committee are jointly responsible for the review and approval of each related party transaction exceeding $120,000. Such committees consider all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee and the Nominating Committee consider the following:
•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•	whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.
          One of our directors, Christopher J. Perry, is a partner of CIVC Partners LLC, whose affiliate purchased all 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred”), for $50 million in August 2008. Shares of the Series A Preferred are convertible into shares of our Common Stock at $25.72 per share of Common Stock, subject to adjustment, and would represent approximately 5% of our outstanding Common Stock if converted on March 31, 2011.
          Some of the executive officers and directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. Extensions of credit by the Company and its banking subsidiaries to “insiders” of the Company and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act of requires the Company’s Directors and executive officers and any person who owns greater than 10% of the Company’s Common Stock to file reports of holdings and transactions in the Company’s Common Stock with the SEC.
          Based solely on a review of the Section 16(a) reports furnished to us with respect to 2010 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2010, except that the Company was inadvertently late in the filing of two Forms 4 reporting grants of salary shares to Mr. Wehmer and two Forms 4 reporting grants of salary shares to Mr. Dykstra, and a Form 5 for Mr. Murphy reporting two gifts made of shares of the Company’s Common Stock.

REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.
          In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2010 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.
          The Audit Committee has received the written communication from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.
          In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2010 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE

INGRID S. STAFFORD (Chair)	CHARLES H. JAMES III
BERT A. GETZ, JR.	ALBIN F. MOSCHNER
SCOTT K. HEITMANN	THOMAS J. NEIS

PROPOSAL NO. 5 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
          The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for the fiscal year ended December 31, 2011. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999 and is considered by the Board of Directors and the Audit Committee to be well qualified. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
Required Vote
          Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2011.
AUDIT AND NON-AUDIT FEES PAID
          The Company’s independent auditors for the fiscal year ended December 31, 2010 were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2011. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.
          The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2010 and December 31, 2009:
          Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $1,379,578 in 2010 and $1,171,329 in 2009.
          Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $25,000 in 2010 and $176,590 in 2009.
          Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $140,265 in 2010 and $109,630 in 2009.
          All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories, which includes services provided for on-line accounting and auditing standards and interpretive guidance. Aggregate fees for other services were $1,995 in 2010 and $1,995 in 2009.
          The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.
          Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.
          To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.
          All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2010 were pre-approved by the Audit Committee in accordance with these procedures.
SHAREHOLDER PROPOSALS
          Shareholders’ proposals intended to be presented at the Company’s 2012 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 30, 2011 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2012 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, which were recently amended and restated, if the 2012 Annual Meeting is held on May 24, 2012, the deadline for such notice is February 26, 2012.
OTHER BUSINESS
          The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.
BY ORDER OF THE BOARD OF
DIRECTORS
David A. Dykstra
Secretary

Annex A
WINTRUST FINANCIAL CORPORATION
2007 STOCK INCENTIVE PLAN
     1. Purpose; Effect on Predecessor Plan. The purpose of the Wintrust Financial Corporation 2007 Stock Incentive Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers, employees, directors and consultants stock-based incentives and other equity interests in the Corporation, thereby providing them a stake in the growth of the Corporation and encouraging them to continue in the service of the Corporation and its Subsidiaries.
     This Plan replaces the Predecessor Plan. As of the Effective Date, no further awards shall be granted under the Predecessor Plan. The Plan is amended and restated, as set forth herein, effective as of the Restatement Date; provided, however, that if the Plan, as amended and restated, is not approved by the shareholders of the Corporation, the Plan shall remain in effect in accordance with its terms as previously amended and restated as of May 28, 2009.
     2. Definitions.
     (a) “Award” includes, without limitation, stock options (including incentive stock options under Section 422 of the Code), stock appreciation rights, performance share or unit awards, stock awards, restricted share or unit awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock (“Other Incentive Awards”), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.
     (b) “Award Agreement” means a writing provided by the Corporation to each Participant setting forth the terms and conditions of each Award made under this Plan.
     (c) “Board” means the Board of Directors of the Corporation.
     (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (e) “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan and which also shall be entirely comprised of independent directors meeting the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirement of Section 162(m) of the Code.
     (f) “Common Stock” means the Common Stock, no par value, of the Corporation.
     (g) “Corporation” means Wintrust Financial Corporation, an Illinois corporation.
     (h) “Director” means a director of the Corporation or a Subsidiary.
     (i) “Effective Date” means January 9, 2007, the date of the approval of the Plan by the shareholders of the Corporation.
     (j) “Employee” means an employee of the Corporation or a Subsidiary.
     (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (l) “Fair Market Value” means the average of the highest and the lowest quoted selling prices on the Nasdaq Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded; provided, however, that, the Committee may modify the definition of Fair Market Value to mean the closing selling price on the Nasdaq Global Select Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such closing selling prices were recorded.
     (m) “Participant” means an Employee, Director or a consultant who has been granted an Award under the Plan.

     (n) “Plan” means this Wintrust Financial Corporation 2007 Stock Incentive Plan.
     (o) “Plan Year” means a twelve-month period beginning with January 1 of each year.
     (p) “Predecessor Plan” means the Wintrust Financial Corporation 1997 Stock Incentive Plan, which incorporated the Crabtree Capital Corporation 1987 Stock Option Plan, The Credit Life Companies, Incorporated 1987 Stock Option Plan, the Crabtree Capital Corporation 1990 Stock Purchase Plan, the First Premium Services, Incorporated 1992 Stock Option Plan, the Lake Forest Bancorp, Inc. 1991 Stock Option Plan, the Lake Forest Bancorp, Inc. 1993 Stock Option Plan, the Hinsdale Bancorp, Inc. 1993 Stock Option Plan, the North Shore Community Bancorp, Inc. 1993 Stock Rights Plan, the North Shore Community Bancorp, Inc. 1994 Stock Option Plan, the Libertyville Bancorp, Inc. 1995 Stock Option Plan and the Wolfhoya Investments, Inc. 1995 Stock Option Plan, the Advantage National Bancorp, Inc. 2002 Stock Incentive Plan, the Village Bancorp, Inc. 1998 Omnibus Stock Incentive Plan, the Town Bankshares, Ltd. 1997 Stock Incentive Plan, the Northview Financial Corporation 1993 Incentive Stock Program, the First Northwest Bancorp, Inc. 1998 Stock Option Plan, the First Northwest Bancorp, Inc. 2002 Stock Option Plan and the Hinsbrook Bancshares, Inc. 1992 Employee Stock Option Plan, as amended, each a stock option or stock purchase plan maintained by a predecessor to the Corporation.
     (q) “Restatement Date” means May 26, 2011, the date of the approval of the Plan, as amended and restated, by the shareholders of the Corporation.
     (r) “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% (or 20%, if providing an Award to an Employee, Director or consultant of such Subsidiary is based upon legitimate business criteria, as defined in Section 409A of the Code and the regulations promulgated thereunder) by reason of stock ownership or otherwise.
     3. Eligibility. Any Employee, Director or consultant selected by the Committee is eligible to receive an Award. In addition, the Committee may select former Employees and Directors who have a consulting arrangement with the Corporation or a Subsidiary whom the Committee determines have a significant responsibility for the success and future growth and profitability of the Corporation.
     4. Plan Administration.
     (a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees, Directors and consultants in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, restriction or option periods, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.
     (b) No Award that contemplates exercise or conversion may be exercised or converted to any extent, and no other Award that defers vesting, shall remain outstanding and unexercised, unconverted or unvested more than seven (7) years after the date the Award was initially granted.
     (c) The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Articles of Incorporation and By-Laws, as may be amended from time to time.

     (d) The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to Awards granted to Participants who are officers or directors of the Corporation for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the Committee hereunder.
     (e) It is the intent of the Company that no Award under the Plan be subject to taxation under Section 409A(a)(1) of the Code. Accordingly, if the Committee determines that an Award granted under the Plan is subject to Section 409A of the Code, such Award shall be interpreted and administered to meet the requirements of Sections 409A(a)(2), (3) and (4) of the Code and thus to be exempt from taxation under Section 409A(a)(1) of the Code.
     5. Stock Subject to the Provisions of this Plan. The stock subject to the provisions of this Plan shall be made available from shares of authorized but unissued Common Stock, shares of authorized and issued Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof. Subject to adjustment in accordance with the provisions of Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which all Awards may be granted shall not exceed the sum of (i) 2,860,000 shares plus (ii) the number of shares available under the Plan as of the Restatement Date, and the total number of such shares with respect to which Stock Awards may be granted on or after October 22, 2007 pursuant to Section 6(f) of the Plan shall not exceed 25,000 shares. For purposes of these limits, (i) each share of Common Stock with respect to a stock option or stock appreciation right (or an Award granted prior to May 28, 2009 which is not a stock option or stock appreciation right) shall be counted as one share of Common Stock, (ii) each share of Common Stock with respect to an Award granted on or subsequent to May 28, 2009 which is not a stock option or stock appreciation right shall be deemed to equal 1.73 shares of Common Stock and (iii) each share of Common Stock with respect to an Award granted on or subsequent to May 26, 2011 which is not a stock option or stock appreciation right shall be deemed to equal 2.21 shares of Common Stock. Upon:
     (a) a payout of an Award in the form of cash; or
     (b) a cancellation, termination, forfeiture, or lapse for any reason (with the exception of the termination of a tandem Award upon exercise of the related Award, or the termination of a related Award upon exercise of the corresponding tandem Award) of any Award or any award granted under the Predecessor Plan, then the number of shares of Common Stock underlying any such award which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan, and such number of shares shall be calculated in accordance with the previous sentence. Notwithstanding anything to the contrary contained herein: (A) shares tendered in payment of the exercise price of a stock or incentive option shall not be added to the aggregate plan limit described above; (B) shares withheld by the Company to satisfy tax withholding obligations shall not be added to the aggregate plan limit described above; (C) shares that are repurchased by the Company with proceeds received from payment of the exercise price of a stock or incentive option shall not be added to the aggregate plan limit described above; and (D) the full number of shares covered by an award made under Section 6(c) (stock appreciation rights), to the extent that it is exercised and settled in Common Stock, and whether or not shares are actually issued to the participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.
     6. Awards under this Plan. As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone, combination or tandem basis:
     (a) Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award.

     (b) Incentive Stock Option. An Award in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor section of the Code as it may be amended from time to time.
     (c) Stock Appreciation Right. A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is exercised over the Fair Market Value of a share of Common Stock on the date the stock appreciation right was granted. The exercise price of any stock appreciation right shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award.
     (d) Restricted and Performance Shares. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified performance standards, for such periods of time as the Committee may determine.
     (e) Restricted and Performance Share Unit. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, performance and time of payment as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock and which may be paid in Common Stock, cash or a combination of both.
     (f) Stock Award. An unrestricted transfer of ownership of Common Stock.
     (g) Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility.
     Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be made subject to Awards granted under the Plan in any Plan Year (taking into account any stock option granted in tandem with any stock appreciation right as an Award with respect to shares subject to the stock option and any restricted and performance shares or restricted and performance units as an Award based upon the maximum number of shares to which the Award relates) to any single Participant may not exceed 100,000. The Committee may from time to time, establish performance criteria with respect to an Award. The performance criteria or standards shall be determined by the Committee in writing and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, return on investment, regulatory compliance, satisfactory internal or external audits, improvements in financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, unplanned stock offerings and strategic loan loss provisions. Such performance standards may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Corporation generally.
     7. Award Agreements.
     (a) Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.
     (b) The Committee shall include a provision providing for a minimum vesting schedule for an Award pursuant to which:
          (i) no stock option Award may become fully exercisable prior to the third anniversary of the date of grant, and to the extent such an Award provides for vesting in installments over a period of no less than three years, such vesting shall occur no more rapidly than ratably on each of the first three anniversaries of the date of grant;

          (ii) no Award other than stock options or stock appreciation rights may become fully exercisable or saleable prior to the third anniversary of the date of grant and to the extent such an Award provides for vesting or saleability in installments over a period of no less than three years, such vesting shall occur no more rapidly than ratably on each of the first three anniversaries of the date of grant and requiring the forfeiture of unvested or nonsaleable shares subject to such Award at the time a participant is no longer an Employee;
          (iii) no performance-based Award may become fully exercisable or saleable prior to the first anniversary of the date of grant;
          provided, that, such restrictions shall not apply to (w) Awards to newly hired Employees, (x) Awards to Employees in connection with acquisitions (whether by asset purchase, merger or otherwise); (y) Awards to Employees who subsequently retire or have plans for retirement from the Company or one of its Subsidiaries or (z) Awards made in lieu of a cash bonus. Notwithstanding the foregoing, (i) any Award Agreement may provide for any additional vesting requirements, including but not limited to longer periods of required employment or the achievement of performance goals; (ii) any Award Agreement may provide that all or a portion of the shares subject to such Award vest immediately or, alternatively, vest in accordance with the vesting schedule but without regard to the requirement for continued employment in the case of termination of employment due to death, disability, layoff, retirement or divestiture, or in the case of a vesting period longer than three years, vest and become exercisable or fail to be forfeited and continue to vest in accordance with the schedule in the Award Agreement prior to the expiration of any period longer than three years for any reason designated by the Committee.
     8. Other Terms and Conditions.
     (a) No Assignment; Limited Transferability of Options. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise then by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the stock options (other than incentive stock options) granted to a Participant to be on terms which permit transfer by such Participant to:
          (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”);
          (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or;
          (iii) a partnership in which such Immediate Family Members are the only partners, provided that:
          (A) there may be no consideration for any such transfer;
          (B) the Award Agreement pursuant to which such stock options are granted expressly provides for transferability in a manner consistent with this Section 8(a); and
          (C) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 8(b).
     Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 8(b) hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of the stock option relating to the period of exercisability and expiration of the stock option shall continue to be applied with respect to the original Participant, and the stock options shall be exercisable by the transferee only to the extent, and for the periods, set forth in said stock option.
     (b) Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.
     (c) Termination of Employment. The termination of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or service, shall be as determined by the Committee and set forth in the Award Agreement.
     (d) Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.
     (e) Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) by a combination of the methods described in (i) and (ii) above; (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise; or (v) by such other methods as the Committee may deem appropriate, including, but not limited to loans by the Corporation on such terms and conditions as the Committee shall determine to the extent permitted by applicable law.
     (f) Withholding. Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash, and (ii) in the case of the exercise of options or payments of Awards in shares of Common Stock, the Participant shall be required to pay or have paid by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, to elect to have a number of shares the Fair Market Value of which equals the amount required to be withheld deducted from the shares to be received upon such exercise or payment or deliver such number of previously-acquired shares of Common Stock.
     (g) Deferral. The receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to a Participant under any Award other than a stock option (including an incentive stock option) or stock appreciation right may be deferred to the extent permitted by an applicable deferral plan established by the Corporation or a Subsidiary. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.
     (h) No Repricing or Cancellation for Cash. Notwithstanding anything in this Plan to the contrary and subject to Sections 10 and 12, without the approval of the shareholders of the Corporation, neither the Board nor the Committee will amend any previously granted Award to (i) reduce the exercise price of an outstanding stock option, incentive stock option or stock appreciation right or (ii) cancel an outstanding stock option, incentive stock option or stock appreciation right in exchange for cash or other Awards with a lower exercise price.
     9. Amendments, Modification and Termination. The Board may at any time and from time to time, terminate, suspend or discontinue this Plan. The Board of Directors may at any time and from time to time, alter or amend this Plan, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) materially increase the number of shares available under the Plan or issuable to a participant (other than a change in the number of shares made pursuant to Section 10); (ii) change the types of awards that may be granted under the Plan; (iii) expand the class of persons eligible to receive awards or otherwise participate in the Plan; or (iv) reduce the price at which an option is exercisable either by amendment of an Award Agreement or by substitution of a new option at a reduced price

(other than as permitted in Section 10). No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
     10. Recapitalization. The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the limitations on the maximum number of shares of Common Stock which may be made subject to Awards granted to a Participant during a Plan Year, the number of shares of Common Stock covered by each outstanding Award, and the price per share of Common Stock in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spinoff, extraordinary dividend or other distribution or similar transaction. Pursuant to this Section 10, the Committee may require that shares of stock of the corporation resulting from any such transaction, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award.
     11. Rights as Employees, Directors or Consultants. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of or as a consultant to the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.
     12. Change of Control.
     (a) Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, (i) effective for awards granted prior to January 1, 2011 or (ii) in the event of a Change of Control (as defined below) pursuant to which the outstanding Awards are not effectively assumed by the surviving or acquiring corporation in a Change of Control (with an appropriate equitable adjustment to the Awards as shall be determined by the Board or the Committee in accordance with Section 10) or otherwise remain outstanding, the following shall occur upon a Change in Control with respect to any such Awards outstanding as of such Change of Control:
          (i) any and all options and stock appreciation rights granted hereunder shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;
          (ii) any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested;
          (iii) unless otherwise specified in a Participant’s Award Agreement at time of grant, the maximum payout opportunities attainable under all outstanding Awards of performance units, performance shares and Other Incentive Awards shall be deemed to have been fully earned at the maximum level for the entire performance period(s) as of the effective date of the Change of Control, and the vesting of all such Awards shall be accelerated as of the effective date of the Change of Control; and
          (iv) the Board (as constituted prior to such Change of Control) may, in its discretion, require outstanding Awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (1) a cash payment in an amount equal to (a) in the case of a stock option, incentive stock option or stock appreciation right, the number of shares of Common Stock then subject to the portion of such Award surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place, over the purchase price or base price per share of Common Stock subject to such Award and (b) in the case of restricted shares, restricted share units, performance shares, performance share units or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such Award surrendered multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place; (2) shares of capital stock of the corporation resulting from such Change of Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.
     (b) Except as otherwise provided for in Section 12(a), notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of the termination of a Participant’s employment by the Company without cause (as defined the Award Agreement) or, to the extent permitted in the Award Agreement, the termination of a Participant’s employment by the Participant for good reason (as defined in the Award Agreement), in each case, within the 18-month period following the occurrence of a Change of Control, then the following shall occur with respect to any and all Awards held by the Participant as of such termination of employment:
          (i) any and all options and stock appreciation rights shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;
          (ii) any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested; and
          (iii) unless otherwise specified in a Participant’s Award Agreement at time of grant, the maximum payout opportunities attainable under all outstanding Awards of performance units, performance shares and Other Incentive Awards shall be deemed to have been fully earned at the maximum level for the entire performance period(s) as of the effective date of such termination of employment, and the vesting of all such Awards shall be accelerated as of the effective date of such termination of employment.
     (c) A “Change of Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:
          (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or

          (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
          (iii) The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.
     13. Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Illinois, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.
     14. Savings Clause. This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Employees who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.
15. Effective Date and Term. The Plan, as amended and restated as set forth herein, shall be effective as of the Restatement Date, subject to approval by the shareholders of the Corporation at the 2011 annual meeting of the Corporation. The Plan shall remain in effect until terminated by the Board, provided, however, that no incentive stock option shall be granted under this Plan on or after the ten year anniversary of the Effective Date.

The Directors and Officers of Wintrust Financial Corporation cordially invite you to attend our 2011 Annual Meeting of Shareholders Thursday, May 26, 2011, 10:00 a.m. Deer Path Inn 255 East Illinois Road, Lake Forest, Illinois You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Telephone. IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO: Illinois Stock Transfer Co. 209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606IMPORTANT Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope. If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side. I/We do plan to attend the 2011 Annual Meeting. immediately submitted. Just follow these easy steps: 1. Read the accompanying Proxy Statement. 2. Visit our Internet voting site at proxy.ilstk.com, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above. Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, May 24, 2011 at 11:59 p.m. Central Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. Your telephone vote is quick, confidential and immediate. Just follow these easy steps: 1. Read the accompanying Proxy Statement. 2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions. 3. When asked for your Voter Control Number, enter the number printed above. Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, May 24, 2011 at 11:59 p.m. Central Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

WINTRUST FINANCIAL CORPORATION ATTENTION SHAREHOLDERS INTERNET VOTING You can now submit your Proxy via the Internet and have your vote recorded. • Why use the Internet — Internet Voting is timelier. — It saves the Company the ever-rising costs of business reply postage. — You can change your vote by re-voting at any time. — It is simple and easy to use. • Instructions for Internet Voting can be found on the reverse side. • The Internet Voting Website is: proxy.ilstk.com SIGNATURE DATE SIGNATURE DATE This proxy is solicited on behalf of the Board of Directors. If not otherwise specified, this proxy will be voted FOR Proposals 1, 2, 3 and 5 and for every one year for Proposal 4. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements. Please sign your name exactly as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, all holders must sign. REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 26, 2011 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment. Proposal 1 — Election of the following Directors with a term ending during 2012 For Withhold 01 Peter D. Crist 02 Bruce K. Crowther 03 Joseph F. Damico 04 Bert A. Getz, Jr. 05 H. Patrick Hackett, Jr. 06 Scott K. Heitmann 07 Charles H. James III For Withhold 08 Albin F. Moschner 09 Thomas J. Neis 10 Christopher J. Perry 11 Hollis W. Rademacher 12 Ingrid S. Stafford 13 Edward J. Wehmer Proposal 2 — Amendment to the 2007 Stock Incentive Plan and reapproval of the material terms of the performance measures for the 2007 Stock Incentive Plan, each as described in the accompanying Proxy Statement [ ] For [ ] Against [ ] Abstain Proposal 3 — Advisory vote to approve the Company’s 2010 executive compensation [ ] For [ ] Against [ ] Abstain Proposal 4 — Advisory vote to determine whether the shareholder advisory vote to approve executive compensation should occur every one, two or three years [ ] Every one year [ ] Every two years [ ] Every three years [ ] Abstain Proposal 5 — Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year 2011 [ ] For [ ] Against [ ] Abstain PLEASE LIST NAMES OF PERSONS ATTENDING